Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

EMERGENT CAPITAL, INC.

SB HOLDINGS, INC.

and

SHERMAN, CLAY & CO.

dated as of
January 22, 2018

4813-0445-7812v.13

i
4813-0445-7812v.13

ii
4813-0445-7812v.13

iii
4813-0445-7812v.13

STOCK PURCHASE AGREEMENT
This Stock Purchase (this “Agreement”), is entered into as of January 22, 2018, by and among Emergent Capital, Inc. a Florida corporation (“Emergent”), SB Holdings, Inc., a California corporation (“Holdings”), and Sherman, Clay & Co. an Indiana corporation and wholly-owned Subsidiary of Holdings (“Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Appendix A.
RECITALS
WHEREAS, the Board of Directors of Emergent (the “Emergent Board”) has: (a) determined that it is in the best interests of Emergent and the holders of shares of the Emergent’s common stock, par value $.01 per share (the “Emergent Common Stock”), and declared it advisable, to enter into this Agreement with Company and Holdings and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the Emergent Board has approved the issuance of shares of Emergent Common Stock to Holdings in connection with the Transactions on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective Boards of Directors of Holdings (the “Holdings Board”) and the Company (the “Company Board”) have each: (a) determined that it is in the best interests of Holdings and the Company, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions;
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE STOCK PURCHASE
Section 1.01    The Stock Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing (a) Emergent shall issue, sell and deliver to Holdings, free and clear of any Lien of any kind or nature, and Holdings shall purchase and acquire, the number of shares of Emergent Common Stock referred to in Sections 1.03, 2.01 and 8.06 of this Agreement, and (b) Holdings shall sell, deliver, transfer, convey and assign to Emergent, and Emergent shall purchase and acquire, 75,220 shares of the common stock of the Company, no par value per share, representing all of the issued and outstanding capital stock of the Company (the “Company Shares”).
Section 1.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Stock Purchase (the “Closing”) will take place at 2:00 p.m., New York City time, as soon as practicable (and, in any event, within five (5) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Stock Purchase set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Kelley Drye & Warren, LLP, 101 Park Ave. New York, NY 10178. The actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03    Closing Deliveries.
(a)    On the Closing Date, Emergent shall deliver or cause to be delivered, to Holdings or other applicable Persons the following, all in form and substance satisfactory to Holdings:
(i)    irrevocable instructions to the Transfer Agent to issue 15,300,000 of the Emergent Common Stock in book entry form unless a physical certificate is requested by Holdings, registered in the name of Holdings;
(ii)    the Registration Rights Agreement, duly executed by Emergent;
(iii)    the Employment Agreement duly executed by the Company;
(iv)    the License Agreement duly executed by the Company;
(v)    if any of the accounts receivable that are to be Excluded Assets are to be transferred to Holdings pursuant to Section 5.13, the Account Receivables Collection Agreement duly executed by Emergent;
(vi)    a written opinion dated the Closing Date of Kelley Drye & Warren LLP addressed to Holdings, in the form to be agreed between Holdings and such law firm regarding matters customarily addressed in legal opinions in transactions similar to the Stock Purchase;
(vii)    certified copies of the certificate of incorporation (or equivalent organizational document) and the other Charter Documents of Emergent, together with a good standing certificate (with respect to the jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation, each dated as of a recent date;
(viii)    certified copies of resolutions duly adopted by the Emergent Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the Transactions;
(ix)    a certificate, signed by the chief executive officer or chief financial officer of Emergent, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof; and
(x)    a sublease between the Company, as lessor, and Holdings, as lessee, for that portion of the premises located at 1111 Bayhill Drive, Suite 450, San Bruno, California 94066 currently occupied by Holdings for a period ending on July 31, 2018 (the “Sublease”), duly executed by the Company and Holdings, together with the signed consent of the landlord for the Sublease.
(b)    On the Closing Date (except where otherwise stated), Holdings and the Company shall deliver or cause to be delivered to Emergent or other applicable Persons the following, all in form and substance satisfactory to Emergent:
(i)    stock certificates evidencing the issuance to Emergent of the Company Shares, together with evidence that the books and records of the Company indicate that Emergent is the sole registered and beneficial owner of all of the outstanding capital stock of the Company;
(ii)    the Registration Rights Agreement, duly executed by Holdings;
(iii)    the Employment Agreement duly executed by David Parsons;
(iv)    the License Agreement duly executed by Holdings and any other Affiliates of Holdings that are licensing Intellectual Property to the Company;
(v)    if any of the accounts receivable that are to be Excluded Assets are to be transferred to Holdings pursuant to Section 5.13, the Account Receivables Collection Agreement duly executed by Holdings;
(vi)    the Excluded Liability Agreement;
(vii)    written opinions dated the Closing Date of Meyers Tersigni Feldman & Gray LLP, and California and Indiana counsel reasonably satisfactory to Emergent, addressed to Emergent, in the form to be agreed between Emergent and such law firms regarding matters customarily addressed in legal opinions in transactions similar to the Stock Purchase;
(viii)    certified copies of the certificate of incorporation (or equivalent organizational document) of each of the Holdings, the Company and each of the Company’s Subsidiaries, together with a good standing certificate (with respect to the jurisdictions that recognize the concept of good standing) for Holdings, the Company and each of the Company’s Subsidiaries under the laws of the respective jurisdictions of incorporation or formation of Holdings, the Company and each of its Subsidiaries and each other jurisdiction in which the Company or any of its Subsidiaries is qualified as a foreign corporation or entity to do business, each dated as of a recent date;
(ix)    to the extent they are obtainable from the relevant Governmental Authorities, certified copies of documents issued by each Governmental Authority that has issued a Permit to the Company or a Subsidiary of the Company substantiating the fact that each such Permit is in full force and effect and that the Company or such Subsidiary is in good standing under and in compliance with the Laws pursuant to which each such Permit was issued;
(x)    certified copies of resolutions duly adopted by the Holdings Board and the Company Board and the sole stockholder of the Company evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the Transactions;
(xi)    a certificate, signed by the chief executive officer or chief financial officer of each of Holdings and the Company, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c) hereof;
(xii)    written resignations of all of the officers and directors of the Company requested by Emergent at least five days prior to the Closing Date;
(xiii)    a properly completed and signed affidavit in form and content reasonably acceptable to Emergent, dated as of the Closing Date, executed by Holdings stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, in accordance with Section 1445(b)(2) of the Code and the regulations issued thereunder;
(xiv)    the Sublease, duly executed by Holdings, together with the signed consent of the landlord for the Sublease; and
(xv)    a properly executed IRS Form W-9, from Holdings.
ARTICLE II
EARN OUT
Section 2.01    Earn-Out. Provided that none of the Company, Holdings or any other Affiliate of Holdings that is a party to a Transaction Document is in material default of any of its respective obligations under this Agreement or any of the Transaction Documents, promptly after the date that is 13 months after the Closing Date, Emergent will give irrevocable instructions to the Transfer Agent to issue the number of shares of Emergent Common Stock determined pursuant to this Section 2.01 in book entry form unless a physical certificate is requested by Holdings, registered in the name of Holdings. The number of shares of Emergent Common Stock to be issued pursuant to this Section 2.01 shall be equal to the greater of zero and the product of (a) 0.1 times (b) the product of six times the Weighted Pricing Differential (as hereinafter defined). The “Weighted Pricing Differential” is the following ratio, which shall be expressed to four decimal places:
(The 2018 Weighted Average Pricing minus .0253) times the 2018 Financed Amount
1.13
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMERGENT
Except as expressly disclosed in the SEC Documents or as may otherwise be set forth in the Schedules to this Agreement, which shall be organized by Section and Subsection corresponding to the representations and warranties set forth in this Agreement, Emergent represents and warrants as of the date hereof and as of the Closing Date as follows:
Section 3.01    Existence; Good Standing; Authority; Enforceability.
(a)    Each of Emergent and each of its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business, as conducted and planned to be conducted as of the date hereof and (ii) duly licensed or qualified to do business as a foreign corporation or other entity (as applicable) in, and is in good standing (as applicable) under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Emergent. True and complete copies of the Charter Documents of Emergent have been heretofore provided to Holdings and the Company. Emergent is in compliance with, and is not in violation or default under, the terms of its Charter Documents.
(b)    Emergent has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Emergent of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of Emergent and no other corporate authorization or proceedings on the part of Emergent is required therefor. This Agreement has been, and each Transaction Document when executed and delivered in accordance with this Agreement shall be, duly executed and delivered by Emergent and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or shall constitute a legal, valid and binding obligation of Emergent, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.
(c)    Except for those that have been obtained and are in full force and effect, no notices are required to be delivered to, and no approvals and consents are required to be obtained from, the board of directors or stockholders or equity holders of Emergent under: (i) Law; (ii) the Charter Documents of Emergent; or (iii) any Contract to which Emergent is a party in connection with the execution and delivery by Emergent of this Agreement and the other Transaction Documents to which it is or shall become a party and the consummation of the transactions contemplated herein and therein.
(d)    The Emergent Board, at a meeting duly called and held or by unanimous written consent, adopted resolutions that are in full force and effect (i) approving this Agreement and the other Transaction Documents, and (ii) declaring that this Agreement and the other Transaction Documents are in the best interests of Emergent and of Emergent’s stockholders.
(e)    When issued in accordance with this Agreement, all shares of Emergent Common Stock issued to Holdings under this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of all Liens other than Liens created by Holdings. No authorization by the stockholders of Emergent is required to consummate the Transactions.
Section 3.02    Capitalization.
(a)    The authorized capital stock of Emergent and the number of shares of capital stock of Emergent issued and outstanding (each, an “Emergent Equity Interest”) is as set forth in Schedule 3.02(a). Schedule 3.02(a) accurately sets forth a complete and accurate list of (i) the name of every officer and director of Emergent and, to Emergent’s Knowledge, every Person owning, beneficially and of record, 5% or more of the Emergent Equity Interests together with the number of Emergent Equity Interests held by each such officer, director and Person and (ii) the class or type of Emergent Equity Interest so owned.
(b)    All outstanding shares of Emergent Equity Interests were issued in compliance with the Charter Documents of Emergent and applicable Laws. All of the issued and outstanding Emergent Equity Interests were, when issued in accordance with the terms thereof, duly authorized (to the extent applicable), validly issued and (to the extent applicable) fully paid and nonassessable, and such issued or outstanding Emergent Equity Interests were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of any Laws.
(c)    Except as set forth in Schedule 3.02(c) and pursuant to the Transaction Documents, there are no outstanding Contracts, options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any Emergent Equity Interests, and no Emergent Equity Interests have been reserved or set aside for any purpose. Emergent is not subject to any Contract or obligation (contingent or otherwise) to redeem, purchase, call or otherwise retire, acquire or register any shares of its capital stock or any of its equity interests. There are no voting trusts, proxies or other Contracts to which Emergent is a party or is bound with respect to the voting of any shares of Emergent Equity Interests.
(d)    Except as set forth in the SEC Documents or in Schedule 3.02(d): no resolution has been passed by the Emergent Board or stockholders of Emergent on the basis of which the corporate capital of Emergent may be increased or reduced, or however modified; and there is no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to Emergent. No capital contributions are required to be made with respect to the Emergent Equity Interests.
(e)    The minutes of meetings, or written consents in lieu of meetings, of the stockholders, Emergent Board and committees of the Emergent Board have been maintained pursuant to its Charter Documents and applicable Laws and accurately reflect in all material respects, without any material omission, the proceedings at such meetings and the resolutions passed from time to time. Such resolutions have been passed in compliance with the provisions of the Charter Documents of Emergent.
(f)    Except as set forth in the SEC Documents or on Schedule 3.02(f), Emergent has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to the Emergent Equity Interests that are in effect.
(g)    Except as set forth in the SEC Documents or on Schedule 3.02(g) and as contemplated hereunder, Emergent has not granted any rights for or relating to the registration of any shares of Emergent Common Stock or other securities of Emergent.
Section 3.03    No Conflicts; Consents.
(a)    Neither the execution, delivery or performance by Emergent of this Agreement and the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Emergent of the Transactions, does or shall violate, conflict with, breach, constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), or accelerate the maturity or give rise to any right of termination, acceleration, or cancellation or penalties under any of the provisions of: (i) any of the Charter Documents of Emergent; (ii) any Contract to which Emergent is a party; (iii) any applicable Law; or (iv) any Permit or Order or judgment applicable to Emergent.
(b)    Neither the execution, delivery or performance by Emergent of the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Emergent of the Transactions does or will: (i) other than the written approval of the Florida Office of Insurance Regulation, require Emergent to obtain or make any consent, waiver, approval, authorization, Order or Permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Authority; or (ii) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.
Section 3.04    SEC Filings; Financial Statements; No Undisclosed Liabilities; Controls; Registration; Investment Company.
(a)    Emergent has timely filed with or furnished to the SEC, as applicable, the SEC Documents. True, correct, and complete copies of all SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). To the extent that any SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise and upon the request of Holdings and the Company, Emergent has made available to Holdings and the Company the full text of all such SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Emergent’s Knowledge, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. None of Emergent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with or to the SEC.
(b)    The audited consolidated balance sheet of Emergent and its Subsidiaries as of December 31, 2016 and related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year ended December 31, 2016 contained in the Emergent’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Audited Financial Statements”); and the unaudited consolidated financial statements of Emergent and its Subsidiaries as of September 30, 2017 contained in the Emergent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”) have been prepared in accordance with GAAP (other than, with respect to Interim Financial Statements, the omission of footnotes required under GAAP and normal year-end audit adjustments) and present fairly, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of Emergent and its Subsidiaries at the applicable dates and for the periods indicated therein and accurately reflect in all material respects the books of account and other financial records of Emergent and its Subsidiaries.
(c)    Except for Liabilities incurred after December 31, 2016 in the Ordinary Course of Business (none of which, individually or in the aggregate, are material and none of which relates to any violation of applicable Law or breach of Contract), Emergent and its Subsidiaries have no Liabilities that are not set forth in the Financial Statements, in either case that would be required to be disclosed or reserved against in a balance sheet in accordance with GAAP.
(d)    Emergent and each of its Subsidiaries maintain internal accounting controls and procedures appropriate for a publicly-held company with assets and operations of its size and scope sufficient to: (i) permit preparation of its financial statements in accordance with GAAP; and (ii) provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of Emergent and its Subsidiaries are accurate and complete in all material respects. There are no weaknesses in the design or operation of the internal accounting controls and procedures of Emergent or its Subsidiaries that would materially and adversely affect their ability to record and report financial data. Emergent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that Emergent’s internal control over financial reporting is effective and none of Emergent, its board of directors and audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of Emergent and its Subsidiaries who have a significant role in Emergent’s internal controls; and since the end of the latest audited Fiscal Year, there has been no change in Emergent’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, Emergent’s internal control over financial reporting. Emergent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to Emergent and its Subsidiaries is made known to the principal executive officer and the principal financial officer.
(e)    Without limiting any other provision of this Agreement or any other Transaction Document, Emergent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder.
(f)    The Emergent Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and is included or approved for listing or quotation on the OTCQB market and Emergent has taken no action designed to, or likely to have the effect of, terminating the registration of the Emergent Common Stock under the Exchange Act or delisting the Emergent Common Stock from the OTCQB market nor has Emergent received any notification that the SEC or the OTCQB market is contemplating terminating such registration or listing. Emergent has complied in all material respects with the applicable requirements of the OTCQB market for maintenance of inclusion of the Emergent Common Stock thereon.
(g)    Emergent is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
Section 3.05    Absence of Certain Changes. Since December 31, 2016, except as disclosed in the SEC Documents, (i) there has not been any Material Adverse Effect with respect to Emergent and its Subsidiaries, (ii) Emergent and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business, (iii) Emergent has not taken any action or failed to take any action which would constitute a breach of Article VI hereof if such action was taken or such failure occurred, as applicable, after the date hereof and (iv) there has been no transaction, agreement or proposed transaction as of the date of this Agreement to which Emergent or its Subsidiaries is a party that would be required to be disclosed in the SEC Documents that has not been so disclosed.
Section 3.06    Litigation; Orders. Except as set forth in the SEC Documents or on Schedule 3.06, or except for those that individually or in the aggregate would not reasonably be expected to result in a determination that would have a Material Adverse Effect on Emergent and its Subsidiaries, there is no Legal Action relating to Emergent or any of its Subsidiaries or, to Emergent’s Knowledge, threatened against or involving Emergent, any of its Subsidiaries, any of their respective properties, or any of their respective officers, directors, employees or former employees (in their capacities as such) and, to Emergent’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to result in such a proceeding. Neither Emergent nor any of its Subsidiaries is subject to any outstanding Order that has not been fully performed or satisfied (except to the extent that failure to perform or satisfy such Order would not reasonably be expected to result in a Material Adverse Effect on Emergent and its Subsidiaries) or that prohibits or restricts the consummation of the Transactions.
Section 3.07    Compliance with Laws; Permits.
(a)    Except as disclosed in the SEC Documents, Emergent and its Subsidiaries are in compliance with applicable Laws and Orders in all material respects. Except for those that individually or in the aggregate would not reasonably be expected to result in a determination that would have a Material Adverse Effect on Emergent and its Subsidiaries, no investigation, review or Legal Action by any Governmental Authority or Judicial Authority in relation to any actual or alleged violation of applicable Law or Order by Emergent or any of its Subsidiaries is pending or, to Emergent’s Knowledge, threatened, nor has Emergent or any of its Subsidiaries received any written notice from any Governmental Authority or Judicial Authority indicating an intention to conduct the same or alleging any violation of or noncompliance with any applicable Law or Order. Neither Emergent nor any of its Subsidiaries is a party to or subject to any Order, consent or Contract that: (i) materially restricts its ability conduct of its business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.
(b)    Emergent and its Subsidiaries have obtained all Permits reasonably necessary for them to conduct their businesses and to own and operate property used in their businesses and all of such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any of such Permits. No Legal Action is pending or, to Emergent’s Knowledge, threatened, concerning the rescission, suspension, modification, revocation, withdrawal, cancellation, termination, limitation or non-renewal of any Permit (except any pending renewal applications). Since January 1, 2015, neither Emergent nor any of its Subsidiaries has had any material Permit that was used in the conduct of its business rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed, and Emergent has no reason to believe that any such Permit shall be rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed in the future.
Section 3.08    Certain Payments. None of Emergent or any of its Subsidiaries, or to Emergent’s Knowledge, any of their Affiliates or any member of the board of directors or officer of Emergent, its Subsidiaries or any of their Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of Emergent, its Subsidiaries or any of their Affiliates, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Emergent or its Subsidiaries, or given any other consideration to any such customer or supplier that violates applicable Law, including any Legal Requirements relating to any unlawful bribe, rebate, payoff, influence payment, kickbacks, money laundering, political contributions, gift or gratuities. Without limiting the foregoing, none of Emergent, its Subsidiaries or any of their Affiliates or any member of the board of directors or officer of Emergent, its Subsidiaries or any of their Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of Emergent, its Subsidiaries or any of their Affiliates, has, directly or indirectly, taken any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), as amended (the “FCPA”) or any rules or regulations thereunder or any other applicable anti-corruption Law, including: (x) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any Person (whether or not a foreign official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the Person for acting improperly, in contravention of the FCPA or any other applicable anticorruption Law; (y) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties shall be performed improperly, or as a reward for anyone’s past improper performance; or (z) by otherwise offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party. Emergent, its Subsidiaries and their Affiliates have conducted their respective businesses in compliance with all applicable anti-corruption Laws, including the FCPA, and Emergent, its Subsidiaries and their Affiliates have instituted and maintained policies and procedures designed to cause each such Person to comply with all applicable anti-corruption Laws, including the FCPA. Since January 1, 2011, neither Emergent nor any Subsidiary thereof has conducted or initiated any internal investigation for which it engaged a third party investigator or with respect to which a presentation was made to the board of directors (or similar governing body, as applicable), or made a voluntary, directed, or involuntary disclosure to any Governmental Authority, with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any other Legal Requirements referred to in this Section 3.08(c).
Section 3.09    Sanctions.
(a)    Neither Emergent nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to the Emergent’s Knowledge, any agent, affiliate or representative of Emergent or its subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:
(i)    the subject of any (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor
(ii)    located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Russia, Sudan and Syria).
(b)    For the past five (5) years, neither Emergent nor any of its Subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
Section 3.10    Brokers. No broker, finder, investment banker or other Person has been engaged by Emergent or any of its Subsidiaries or their Affiliates that is entitled to any brokerage, finder’s or other fee or commission from Emergent or any of its Subsidiaries or their Affiliates in connection with the Transactions contemplated herein.
Section 3.11    No Additional Representations. Except for the representations and warranties made by Emergent in this Agreement and the other Transaction Documents, Emergent does not make any express or implied representation or warranty with respect to Emergent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Emergent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, Emergent does not make or has not made any representation or warranty to Holdings, the Company or any of their Affiliates or Representatives with respect to any oral or, except for the representations and warranties made by Emergent in this Agreement and the other Transaction Documents, written information presented to Holdings, the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of the Emergent, the negotiation of this Agreement or in the course of the transactions contemplated hereby and neither Emergent nor any Affiliate or Representative thereof shall have any liability for any representation or warranty not set forth in this Agreement or the other Transaction Documents. Notwithstanding the foregoing, this Section 3.11 shall not limit the Holdings Indemnified Parties’ remedies in the case of fraud.
Section 3.12    Full Disclosure. All of the reports, financial statements and certificates furnished by or on behalf of Emergent to Holdings or the Company in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Exchange Act (as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in this Agreement to the contrary, Emergent is not making any representations or warranties with respect to projections, forecasts, estimates, budgets or prospect information or other forward looking statements.
Section 3.13     Taxes.
(a)    Except as set forth in Schedule 3.13(a): (i) Emergent and each of its Subsidiaries has timely filed all Tax Returns that are required to have been filed; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) all Taxes due by or with respect to the income of Emergent and each of its Subsidiaries, assets of Emergent and each of its Subsidiaries (the "Emergent Assets"), or operations of Emergent and each of its Subsidiaries (the "Emergent Business") (whether or not shown on any Tax Return) have been timely paid or shall be timely paid.
(b)    Except as set forth in Schedule 3.13(b): (i) neither Emergent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return; (ii) there are no Liens for Taxes upon any of the assets of Emergent or any of its Subsidiaries; and (iii) Emergent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (x) all such Taxes have been timely paid over to the applicable Tax authorities and (y) all Forms W-2 and 1099 required with respect thereto have been completed and filed in material compliance with applicable Law.
(c)    Except as set forth in Schedule 3.13(c): (i) neither Emergent nor any of its Subsidiaries has (and neither the Emergent Assets nor the Emergent Business has), for any Taxable year with respect to which the applicable statute of limitations has not expired, been the subject of an audit or other examination of Taxes by any Tax Authority and no such audit is pending; (ii) neither Emergent nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination; (iii) neither Emergent nor any of its Subsidiaries is presently contesting any Tax liability before any court, tribunal or agency; and (iv) there is no dispute, assessment, deficiency, or claim concerning any Tax Liability of Emergent or any of its Subsidiaries, or with respect to the Emergent Assets or Emergent Business, either (A) claimed, threatened or raised in writing by any Tax Authority, or (B) as to which Emergent and any of its Subsidiaries, and any of Emergent’s and its Subsidiaries’ stockholders, directors, and officers (and employees responsible for Tax matters) has knowledge, in each case after due inquiry and investigation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY
Holdings and the Company jointly and severally represent and warrant as of the date hereof and as of the Closing Date as follows:
Section 4.01    Existence; Good Standing; Authority; Enforceability.
(a)    Each of Holdings, the Company and each of the Company’s Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business, as conducted and planned to be conducted as of the date hereof and (ii) duly licensed or qualified to do business as a foreign corporation or other entity (as applicable) in, and is in good standing (as applicable) under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subsidiaries. True and complete copies of the Charter Documents of Holdings, the Company and each Subsidiary of the Company have been heretofore provided to Emergent. Each of Holdings, the Company and each Subsidiary of the Company is in compliance with, and is not in violation or default under, the terms of its respective Charter Documents.
(b)    Each of Holdings and the Company has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder. The execution and delivery by each of Holdings and the Company of this Agreement and the Transaction Documents to which it is a party, the performance of its respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of Holdings and the Company and no other corporate authorization or proceedings on the part of Holdings or the Company is required therefor. This Agreement has been, and each Transaction Document when executed and delivered in accordance with this Agreement shall be, duly executed and delivered by Holdings and the Company, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or shall constitute a legal, valid and binding obligation of Holdings or the Company, as the case may be, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.
(c)    Except for the approval of the Holdings Board, the approval of Holdings as the sole stockholder of the Company and the approval of the Company Board, each of which approvals has been obtained and is in full force and effect, and except as set forth on Schedule 4.01(c), no notices are required to be delivered to, and no approvals and consents are required to be obtained from, the board of directors (or similar governing body, as applicable) or stockholders or equity holders of Holdings, the Company or any Subsidiary of the Company under: (i) applicable Law; (ii) the Charter Documents of Holdings, the Company or any Subsidiary of the Company; or (iii) any Contract to which Holdings, the Company or any Subsidiary of the Company is a party in connection with the execution and delivery by Holdings and the Company of this Agreement and the other Transaction Documents to which either of them is or shall become a party and the consummation of the Transactions.
(d)    The Holdings Board at a meeting duly called and held or by unanimous written consent, adopted resolutions that are in full force and effect (i) approving this Agreement and the other Transaction Documents to which it is a party, and (ii) declaring that this Agreement and the other Transaction Documents are in the best interests of Holdings’ stockholders and the Company.
(e)    The Company Board at a meeting duly called and held or by unanimous written consent, adopted resolutions that are in full force and effect (i) approving this Agreement and the other Transaction Documents to which it is a party, and (ii) declaring that this Agreement and the other Transaction Documents are in the best interests of the Company’s sole stockholder and the Company.
(f)    Except as set forth on Schedule 4.01(f), the Company does not have any Subsidiaries and does not own or control, directly indirectly, any Person or any equity, debt or other interests or investments in any Person.
(g)    Since January 1, 2010, the Company has not (i) become a successor to any other Person, whether by merger, consolidation or other business combination, reorganization, acquisition of assets or otherwise or (ii) dissolved, discontinued, sold, transferred or otherwise disposed of any legal entity.
Section 4.02    Capitalization.
(a)    As of the date hereof and immediately prior to the Stock Purchase, the authorized capital stock of the Company and the number of shares of capital stock of the Company issued and outstanding (each, a “Company Equity Interest”) is as set forth in Schedule 4.02(a). Immediately prior to the Stock Purchase, Holdings was the sole holder of the capital stock of the Company.
(b)    As of the date hereof and immediately prior to the Stock Purchase, all outstanding shares of capital stock or other securities of the Company and each Subsidiary of the Company were issued in compliance with the its respective Charter Documents and applicable Laws. All of the issued and outstanding Company Equity Interests and all equity interests of any Subsidiary of the Company (each, a “Subsidiary Equity Interest”) were, when issued in accordance with the terms thereof, duly authorized (to the extent applicable), validly issued and (to the extent applicable) fully paid and nonassessable, and such issued or outstanding Company Equity Interests and Subsidiary Equity Interests were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of any applicable Laws.
(c)    Except as set forth in this Agreement, there are no outstanding Contracts, options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any Company Equity Interests or Subsidiary Equity Interests, and no Company Equity Interests or Subsidiary Equity Interests have been reserved or set aside for any purpose. As of the date hereof and immediately prior to the Stock Purchase, neither the Company nor any Subsidiary of the Company is subject to any Contract or obligation (contingent or otherwise) to redeem, purchase, call or otherwise retire, acquire or register any shares of its capital stock. There are no voting trusts, proxies or other Contracts with respect to the voting of any Company Equity Interests or Subsidiary Equity Interests.
(d)    No resolution has been passed by the Holdings Board, the Company Board or the board of directors (or comparable governing body) of any Subsidiary of the Company on the basis of which the capital of the Company or any Subsidiary of the Company may be increased or reduced, or however modified. There is no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to the Company. No capital contributions are required to be made with respect to the Company Equity Interests or Subsidiary Equity Interests.
(e)    The minutes of meetings, or written consents in lieu of meetings, of the stockholders or equity holders of the Company and each of its Subsidiaries, the Company Board and the board of directors (or comparable governing body) of any Subsidiary of the Company and committees of the Company Board or any such board of directors (or comparable governing body) have been maintained pursuant to each such Person’s Charter Documents and all applicable Laws and accurately reflect in all material respects, without any material omission, the proceedings at such meetings and the resolutions passed from time to time. Such resolutions have been passed in compliance with the provisions of the each such Person’s Charter Documents. There are no Contracts to which Holdings, the Company, any Subsidiary of the Company, or any stockholder or equity holder of Holdings, the Company or any Subsidiary of the Company is a party with respect to: (i) the voting of any Company Equity Interests or Subsidiary Equity Interests (including any proxy or director nomination or similar rights); or (ii) the transfer of, or transfer restrictions on, any Company Equity Interests or Subsidiary Equity Interests.
(f)    Neither the Company nor any Subsidiary of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding capital stock or equity interests.
(g)    Neither the Company nor any Subsidiary of the Company has granted any rights for or relating to the registration of any shares of capital stock or other securities of the Company.
Section 4.03    No Conflicts; Consents.
(a)    Neither the execution, delivery or performance by Holdings or the Company of this Agreement and the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Holdings or the Company of the Transactions, does or shall violate, conflict with, breach, constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) or accelerate the maturity or give rise to any right of termination, acceleration, or cancellation or penalties under any of the provisions of: (i) any of the Charter Document of Holdings, the Company or any Subsidiary of the Company; (ii) any Contract to which Holdings, the Company or any Subsidiary of the Company is a party; (iii) any applicable Law; or (iv) any Permit or Order or judgment applicable to Holdings, the Company or any Subsidiary of the Company.
(b)    Except as set forth on Schedule 4.03(b) or the Hudson Cook Report, neither the execution, delivery or performance by Holdings or the Company of the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Holdings or the Company of the Transactions does or will: (i) require any consent, waiver, approval, authorization, Order or Permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Authority applicable to Holdings, the Company or any Subsidiary of the Company; or (ii) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.
Section 4.04    Financial Statements; No Undisclosed Liabilities; Controls; Registration; Investment Company.
(a)    The (i) audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2016 and related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year ended December 31, 2016 (the “Company Audited Financial Statements”); and (ii) unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2017 (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”), all of which are set forth in Schedule 4.04(a), have been prepared in accordance with GAAP (other than, with respect to Company Interim Financial Statements, the omission of footnotes required under GAAP and normal year-end audit adjustments) and present fairly, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries at the applicable dates and for the periods indicated therein and accurately reflect in all material respects the books of account and other financial records of the Company and its Subsidiaries.
(b)    Except as set forth on Schedule 4.04(b), and other that Liabilities incurred after December 31, 2016 in the Ordinary Course of Business (none of which, individually or in the aggregate are material and none of which relates to any violation of applicable Law or breach of Contract), neither the Company nor any of its Subsidiaries has any Liabilities that are not set forth in the Company Financial Statements, in either case that would be required to be disclosed or reserved against in a balance sheet in accordance with GAAP.
(c)    The Company and each of the Company’s Subsidiaries maintain internal accounting controls and procedures appropriate for companies with assets and operations of its size and scope sufficient to: (i) permit preparation of its financial statements in accordance with GAAP; and (ii) provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of the Company and each of the Company’s Subsidiaries are accurate and complete in all material respects. There are no weaknesses in the design or operation of the internal accounting controls and procedures of the Company or any of the Company’s Subsidiaries that would materially and adversely affect their ability to record and report financial data. Holdings, the Company and each of the Company’s Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that such Person’s internal control over financial reporting is effective and none of Holdings, the Company or any of the Company’s Subsidiaries is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company or any of the Company’s Subsidiaries who have a significant role in the internal controls of the Company or any of the Company’s Subsidiaries; and since the end of the latest audited fiscal year, there has been no change in the internal control over financial reporting (whether or not remediated) of the Company or any of the Company’s Subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company or any of the Company’s Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness.
(e)    There is no Contract, transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity.
(f)    None of Holdings, the Company or any of the Company’s Subsidiaries is an “investment company”, as such term is defined in the Investment Company Act or 1940, as amended.
Section 4.05    Absence of Certain Changes. Since December 31, 2016, (i) there has not been any Material Adverse Effect on the Company and its Subsidiaries, (ii) each of the Company and each of its Subsidiaries has conducted its businesses only in the Ordinary Course of Business, and (iii) none of Holdings, the Company nor any of the Company’s Subsidiaries has taken any action or failed to take any action which would constitute a breach of Article VI hereof if such action was taken or such failure occurred, as applicable, after the date hereof.
Section 4.06    Litigation; Orders. Except as set forth in Schedule 4.06, there is no Legal Action relating to Holdings, the Company or any of its Subsidiaries or, to the Knowledge of Holdings and the Company, threatened against or involving Holdings, the Company, any of its Subsidiaries, any of their respective properties, or any of their respective officers, directors, employees or former employees (in their capacities as such) and, to the Knowledge of Holdings and the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a proceeding. None of Holdings, the Company nor any of its Subsidiaries is subject to any outstanding Order that has not been fully performed or satisfied or that prohibits or restricts the consummation of the Transactions.
Section 4.07    Taxes.
(a)    Except as set forth in Schedule 4.07(a): (i) the Company and each of its Subsidiaries has timely filed all Tax Returns that are required to have been filed; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) all Taxes due by or with respect to the income of the Company and each of its Subsidiaries, assets of the Company and each of its Subsidiaries (the "Assets"), or operations of the Company and each of its Subsidiaries (the "Business") (whether or not shown on any Tax Return) have been timely paid.
(b)    Except as set forth in Schedule 4.07(b): (i) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return; (ii) there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries; and (iii) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (x) all such Taxes have been timely paid over to the applicable Tax authorities and (y) all Forms W-2 and 1099 required with respect thereto have been completed and filed in material compliance with applicable Law.
(c)    Except as set forth in Schedule 4.07(c): (i) neither the Company nor any of its Subsidiaries has (and neither the Assets nor the Business has), for any Taxable year with respect to which the applicable statute of limitations has not expired, been the subject of an audit or other examination of Taxes by any Tax Authority and no such audit is pending; (ii) neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination; (iii) neither the Company nor any of its Subsidiaries is presently contesting any Tax liability before any court, tribunal or agency; and (iv) there is no dispute, assessment, deficiency, or claim concerning any Tax Liability of the Company or any of its Subsidiaries, or with respect to the Assets or Business, either (A) claimed, threatened or raised in writing by any Tax Authority, or (B) as to which the Company and any of its Subsidiaries, and any of the Company’s and its Subsidiaries’ stockholders, directors, and officers (and employees responsible for Tax matters) has knowledge, in each case after due inquiry and investigation.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes relating to the Company or any of its Subsidiaries or with respect to the Assets or Business.
(e)    There are no (i) powers of attorney with respect to any Tax matter relating to the Company or any of its Subsidiaries or with respect to the Assets or Business, or (ii) Tax rulings, closing agreements, offers in compromise, or gain recognition agreements requested or received from any Tax Authority with respect to the Company or any of its Subsidiaries or with respect to the Assets or Business.
(f)    Except as set forth in Schedule 4.07(f), neither the Company nor any of its Subsidiaries: (i) is a party to or bound by any tax allocation, tax sharing, tax indemnification or similar agreement or has an obligation to make a payment under such agreement; (ii) has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of any jurisdiction (other than a group, the common parent of which was Holdings); or (iii) has any Liability for the Taxes of any Person (including, without limitation, under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.
(g)    Except as set forth in Schedule 4.07(g), neither the Company nor any of its Subsidiaries has (i) participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations, or (ii) been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.
(h)    Except as set forth in Schedule 4.07(h), no claim has been made by any Tax Authority that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns, nor has any such claim been made or with respect to the Assets or Business.
(i)    Except as set forth in Schedule 4.07(i), neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (and neither Holdings nor any of its Subsidiaries has an application pending with the IRS or any other Tax Authority requesting permission for any change in accounting method), (B) “closing agreement” with an applicable Tax Authority executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (G) election under Section 108(i) of the Code.
(j)    The Company has made available to Emergent, prior to the date hereof, correct and complete copies of all income and other material Tax Returns of the Company and its Subsidiaries or with respect to the Assets or Business, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries or with respect to the Assets or Business, in each case since 2010. In the case of each such Tax Return, the Company has indicated whether it was subject to audit, examination, adjustment, deficiency, or any other form of controversy.
(k)    Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).
(l)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(n)    Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(o)    No deficiency assessment with respect to, or proposed adjustment of, the Company or any of its Subsidiaries’ Taxes, or any Tax relating to the Assets or Business, is pending.
(p)    The unpaid Taxes of the Company and any of its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
(q)    The Company and each of its Subsidiaries is in compliance with applicable United States and foreign transfer pricing laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology relating to the Company and its Subsidiaries.
(r)    Neither the Company nor any of its Subsidiaries has a permanent establishment or office or fixed place of business outside the United States.
(s)    Holdings has properly filed the election to qualify Holdings as an “S corporation” for U.S. federal, state and local income Tax purposes. Such status has remained valid and in effect and has never been revoked or terminated. The Company has properly elected to be treated as a “qualified subchapter S subsidiary” as described in Code Section 1361. Such status has remained valid and in effect since and has never been revoked or terminated.
Section 4.08    Compliance with Laws; Permits.
(a)    Holdings, the Company and its Subsidiaries are and have been in compliance with applicable Laws and Orders in all material respects. No investigation, review or Legal Action by any Governmental Authority or Judicial Authority in relation to any actual or alleged violation of applicable Law or Order by Holdings, the Company or any of its Subsidiaries is pending or, to the Knowledge of Holdings or the Company, threatened, nor has Holdings, the Company or any of its Subsidiaries received any written notice from any Governmental Authority or Judicial Authority indicating an intention to conduct the same or alleging any violation of or noncompliance with any applicable Law or Order. None of Holdings, the Company nor any of its Subsidiaries is a party to or subject to any Order, consent or Contract that: (i) materially restricts its ability conduct of its business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect on the Company and its Subsidiaries.
(b)    Holdings, the Company and its Subsidiaries have obtained all Permits reasonably necessary for them to conduct their businesses and to own and operate property used in their businesses and all of such Permits are valid and in full force and effect and set forth on Schedule 4.08(b). No material defaults or violations exist or have been recorded in respect of any of such Permits. No Legal Action is pending or, to the Knowledge of Holdings or the Company, threatened, concerning the rescission, suspension, modification, revocation, withdrawal, cancellation, termination, limitation or non-renewal of any Permit (except any pending renewal applications). Since January 1, 2013, none of Holdings, the Company nor any of its Subsidiaries has had any Permit that was used in the conduct of its business rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed, and neither Holdings nor the Company has any reason to believe that any such Permit shall be rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed in the future.
Section 4.09    Certain Payments. None of Holdings, the Company or any of its Subsidiaries, or to the Knowledge of Holdings and the Company, any of their Affiliates or any member of the board of directors (or comparable governing body) or officer of Holdings, the Company or any of their Subsidiaries or Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of Holdings, the Company or any of their Subsidiaries or Affiliates, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Holdings, the Company or any of their Subsidiaries or Affiliates, or given any other consideration to any such customer or supplier that violates applicable Law, including any Legal Requirements relating to any unlawful bribe, rebate, payoff, influence payment, kickbacks, money laundering, political contributions, gift or gratuities. Without limiting the foregoing, none of Holdings, the Company or any of their Subsidiaries or Affiliates or any member of the board of directors (or comparable governing body) or officer of Holdings, the Company or any of their Subsidiaries or Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of Holdings, the Company or any of their Subsidiaries or Affiliates, has, directly or indirectly, taken any action that would result in a violation by such Persons of the FCPA or any rules or regulations thereunder or any other applicable anti-corruption Law, including: (x) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any Person (whether or not a foreign official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the Person for acting improperly, in contravention of the FCPA or any other applicable anticorruption Law; (y) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties shall be performed improperly, or as a reward for anyone’s past improper performance; or (z) by otherwise offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party. Holdings, the Company and each of their Subsidiaries and Affiliates have conducted their respective businesses in compliance with all applicable anti-corruption Laws, including the FCPA, and Holdings, the Company and each of their Subsidiaries and Affiliates ,have instituted and maintained policies and procedures designed to cause each such Person to comply with all applicable anti-corruption Laws, including the FCPA. Since January 1, 2011, none of Holdings, the Company nor any Subsidiary thereof has conducted or initiated any internal investigation for which it engaged a third party investigator or with respect to which a presentation was made to the board of directors (or similar governing body, as applicable), or made a voluntary, directed, or involuntary disclosure to any Governmental Authority, with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any other Legal Requirements referred to in this Section 4.09.
Section 4.10    Sanctions.
(a)    None of Holdings, the Company nor any of their Subsidiaries, nor any of their directors, officers or employees, nor, to the Knowledge of Holdings and the Company, any agent, Affiliate or representative of Holdings, the Company or any of their Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:
(i)    the subject of any Sanctions, nor
(ii)    located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Russia, Sudan and Syria).
(b)    Neither Holdings nor any of its Subsidiaries will, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity:
(i)    to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(ii)    in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as initial purchaser, advisor, investor or otherwise).
(c)    For the past five (5) years, none Holdings, the Company nor any of their Subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
Section 4.11    Brokers. Except for Sandler O’Neill + Partners, L.P., the charges of which shall be paid by Holdings, no broker, finder, investment banker or other Person has been engaged by Holdings, the Company or any of their Subsidiaries or Affiliates that is entitled to any brokerage, finder’s or other fee or commission from Holdings, the Company or any of their Subsidiaries or Affiliates in connection with the transactions contemplated herein.
Section 4.12    Anti-Takeover Measures. Neither the Company nor any of its Subsidiaries is a party to a rights agreement, poison pill or similar Contract, arrangement or plan.
Section 4.13    Full Disclosure. All of the reports, financial statements and certificates furnished by or on behalf of Holdings, the Company or any of their Subsidiaries to Emergent in connection with the negotiation of this Agreement or hereafter delivered hereunder (as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in this Agreement to the contrary, neither Holdings nor the Company is making any representations or warranties with respect to projections, forecasts, estimates, budgets or prospect information or other forward looking statements.
Section 4.14    Accounts Receivable; Accounts Payable. All accounts receivable of the Company and its Subsidiaries reflected in the Company Interim Financial Statements and all accounts receivable that are reflected on the books of the Company and its Subsidiaries as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) (collectively “the Accounts Receivable”) are obligations arising from sales actually made or services actually performed in the Ordinary Course of Business arising in connection with bona fide arm’s length transactions with Persons who are not Affiliates of Holdings or the Company, constitute valid undisputed claims and are not, by their terms, subject to defenses, set-offs or counterclaims other than those arising in the Ordinary Course of Business. The reserves set forth in the Financial Statements accurately reflect, among other things, the Company’s historical bad debt experience. None of Holdings, the Company nor any of its Subsidiaries has received written notice from or on behalf of any obligor of any such accounts receivable that such obligor is unwilling or unable to pay a material portion of such accounts receivable. Except as set forth in Schedule 4.14, all accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business and with Persons who are not Affiliates of Holdings, the Company or any of its Subsidiaries, and no such account payable or note payable is materially delinquent in its payment.
Section 4.15    Insurance. All insurance policies purchased by the Company or any of its Subsidiaries under which the assets or properties of the Company and/or its Subsidiaries are insured (the “Company Insurance Policies”) are set forth on Schedule 4.15 hereto, and are in full force and effect and maintained with financially sound and reputable insurers and constitute insurance that is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses as the Company and its Subsidiaries, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions that are customary for such Persons. All premiums payable under the Company Insurance Policies have been paid to the extent such premiums are due and payable, and the Company and its Subsidiaries have otherwise complied with the terms and conditions of all of the Company Insurance Policies. There is no threatened termination of, premium increase with respect to (excluding premium increases that occur in connection with renewals of the Company Insurance Policies), or material alteration of coverage under, any of the Company Insurance Policies, and there are no facts or circumstances that would reasonably be expected to give rise to any such termination, premium increase or alteration. There are no pending material disputes between the Company or any of its Subsidiaries, on the one hand, and any underwriters of any of the Company Insurance Policies on the other hand. No claims have been denied under the Company Insurance Policies at any time during the three (3) year period ending on the Closing Date. During the three (3) year period ending on the Closing Date, there have been no gaps in the Company’s and its Subsidiaries’ insurance coverage.
Section 4.16    Employee Benefit Plans.
(a)    Schedule 4.16(a) sets forth a complete list of each Benefit Plan of the Company and its Subsidiaries. Correct and complete copies of all documents comprising such Benefit Plans, including: (i) all plan documents (or, in the case of any such Benefit Plan that is unwritten, an accurate description thereof); (ii) the most recent summary plan descriptions for each such Benefit Plan for which a summary plan description is required; (iii) the three (3) most recent annual reports on IRS Form 5500 required to be filed with the IRS with respect to each such Benefit Plan (if any such report is required); and (iv) each trust agreement and insurance or group annuity Contract relating to any such Benefit Plan, have been provided to Emergent.
(b)    All Benefit Plans of the Company and its Subsidiaries are valid and binding and in full force and effect, and there are no material defaults by the Holdings, the Company or any of its Subsidiaries thereunder. Each such Benefit Plan has been administered and operated in all respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and other applicable Law, and the Company, Holdings and each ERISA Affiliate has performed and complied in all respects with all of its obligations under or with respect to each such Benefit Plan, including the reporting and disclosure obligations and fiduciary obligations under ERISA. Any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter. Except as set forth in Schedule 4.16(b), none of Holdings, the Company nor any of its Subsidiaries provides any post-employment or retiree welfare benefits under any Benefit Plan. There are no pending or, to the Knowledge of Holdings or the Company, threatened Legal Actions relating to any such Benefit Plan. Neither Holdings, the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in, or failed to engage in, any transactions with respect to any such Benefit Plan that are reasonably likely to subject the Company or any of its Subsidiaries to any material Tax, damages or penalties imposed by Section 409A, 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.
(c)    Except as set forth in Schedule 4.16(c), no Benefit Plan of Holdings, the Company or its Subsidiaries, and no employee benefit plan contributed to by an ERISA Affiliate, is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of Holdings, the Company nor any ERISA Affiliate has contributed to any such plan during the six year period immediately preceding the date hereof. No such Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(d)    (i) All contributions and all premium payments required to be made, and required claims to be paid, under the terms of any Benefit Plan of Holdings, the Company and its Subsidiaries have been timely made or reserves established therefor on the Company Financial Statements, which reserves are adequate in all material respects, (ii) none of Holdings, the Company nor any of its Subsidiaries has received any notice that any such Benefit Plan is under audit or review by any Governmental Authority and no audit or review is pending, (iii) any Benefit Plan of Holdings, the Company or its Subsidiaries which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that Holdings, the Company or any Subsidiary thereof is a party to has been operated and administered in material compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code, (iv) the transactions contemplated by this Agreement shall not result in any payments, which alone or, together with any other payments, shall fail to be deductible as a result of the application of Section 280G of the Code, and (v) none of Holdings, the Company nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Benefit Plan.
(e)    Schedule 4.16(e) sets forth a complete and correct list of all Benefits Liabilities of Holdings, the Company and its Subsidiaries.
Section 4.17    Securities Laws Issues.
(a)    Holdings understands that the Emergent Common Stock to be issued under this Agreement constitutes “restricted securities” and has not been registered under the Securities Act or any applicable state securities law and represents that it is acquiring the Emergent Common Stock for its own account and not with a view to or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such shares in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such shares (this representation and warranty not limiting Holdings’ right to sell such shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.
(b)    Holdings is (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Holdings is not organized for the purpose of acquiring the Emergent Common Stock and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
(c)    Holdings, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Transactions, and has so evaluated the merits and risks of such Transactions. Holdings is able to bear the economic risk of performing this Transactions and, at the present time, is able to afford a complete loss of its investment in the Emergent Common Stock.
(d)    Holdings is not obtaining the Emergent Common Stock as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(e)    Holdings acknowledges that it has reviewed the SEC Documents and the Transaction Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Emergent concerning the terms and conditions of the Transaction and the merits and risks of obtaining the Emergent Common Stock; (ii) access to information about the Emergent and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospectus sufficient to enable it to evaluate the Transactions; and (iii) the opportunity to obtain such additional information that Emergent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to Emergent Common Stock. Neither such inquiries nor any other investigation conducted by or on behalf of Holdings or its representatives or counsel shall modify, amend or affect Holdings’ right to rely on the truth, accuracy and completeness of the SEC Documents and the Transaction Documents, and Holding’s representations and warranties contained in the Transaction Documents.
Section 4.18    Material Contracts.
(a)    Schedule 4.18(a) sets forth a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”):
(i)    any Contract under which the Company or any of its Subsidiaries: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from Company and its Subsidiaries, respectively, in the one year period ending on the Closing Date, was equal to or exceeded $10,000 or (B) reasonably anticipates that it shall be selling or purchasing products or services during the one year period after the Closing Date, in which the aggregate payments due to or from Company and its Subsidiaries, respectively, for such products or services are reasonably expected to equal or exceed $10,000;
(ii)    any Contract for the employment or separation of any officer, director or management-level employee or consultant of Company or its Subsidiaries earning more than $10,000 per year in base salary in a full-time, part-time, consulting or other basis;
(iii)    any Contract under which the Company or any of its Subsidiaries has agreed to indemnify any third Person with respect to, or to otherwise share, any of the Liabilities of any Person for Taxes, other than Contracts with suppliers or customers in the Ordinary Course of Business in which no payments on account of Liabilities for Taxes have been made or incurred or are reasonably expected to be made or incurred;
(iv)    any Contract involving a commitment by the Company or any of its Subsidiaries to (A) make a capital expenditure (1) with a term of more than three years from the date hereof or (2) with respect to which the aggregate expenditures are expected to exceed $10,000 in any fiscal year or (B) to purchase any capital asset for at least $10,000;
(v)    any Contract that contains a covenant not to compete that limits or shall limit the Company or any of its Subsidiaries from engaging in any business or activity or competing with any person in any geographic market;
(vi)    any lease or similar agreement pursuant to which: (A) the Company or any of its Subsidiaries are lessees of, or hold or use, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $10,000, (B) the Company or any of its Subsidiaries are lessors of, or make available for use by any Person, any tangible personal property owned by any of them for an annual rent in excess of $10,000 or (C) the Company or any of its Subsidiaries are lessees of, or hold or use, any real property owned by any Person for an annual rent in excess of $10,000;
(vii)    any Contract establishing or agreeing to establish a partnership or joint venture;
(viii)    any asset purchase agreements, stock purchase agreements, or other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any properties or assets for consideration in excess of $10,000 individually;
(ix)    any Contract relating to Indebtedness of the Company or any of its Subsidiaries in excess of $10,000;
(x)    any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any Liabilities of any Person or agreed to indemnify or otherwise be responsible for the Liabilities of any other Person, in either case for Liabilities in excess of $10,000;
(xi)    any Contract with any current officer or director or Affiliate of Holdings, the Company or any of its Subsidiaries;
(xii)    any Contract with any labor union or association representing any employee of the Company or any of its Subsidiaries;
(xiii)    any Contract providing for the settlement of any material claim against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any existing obligations;
(xiv)    any Contract providing for a license by the Company or any of its Subsidiaries to a third party of Intellectual Property and which provide for payments to the Company or any of its Subsidiaries in excess of $10,000 in any Fiscal Year;
(xv)    any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the Transactions contemplated herein;
(xvi)    any other Contracts that are material to the Company or any of its Subsidiaries;
(xvii)    any Contract with a Governmental Authority;
(xviii)    any power of attorney or proxy granted by the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable; and
(xix)    any commitments or Contracts to enter into any of the foregoing.
(b)    Except as set forth in Schedule 4.18(b), all Material Contracts are legally valid and binding obligations of the Company or its applicable Subsidiary and, to the Knowledge of Holdings and the Company, are legally valid and binding obligations of the other parties thereto, subject in each case to the Equitable Exceptions, and each Material Contract is in full force and effect. Except as set forth in Schedule 4.18(b): (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract, and (ii) to the Knowledge of Holdings and the Company, no other party to any Material Contract is in breach thereof or default thereunder. Neither the Company nor any of its Subsidiaries has received notice of any breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any Material Contract. Except as set forth in Schedule 4.18(b), there are no reasons or causes on the basis of which, following the execution of any of the undertakings or actions provided for in this Agreement and, generally, following the Stock Purchase, the respective contractual counterparties could terminate or withdraw from the Material Contracts. In relation to such agreements listed in Schedule 4.18(b), the Company shall have obtained, prior to Closing, the written waiver of the respective counterparties to avail themselves of such right.
Section 4.19    Intellectual Property.
(a)    Schedule 4.19(a) lists all registered Intellectual Property and software that is owned or purported to be owned by the Company or its Subsidiaries or that the Company or any of its Subsidiaries uses in the conduct of its business, including a true and complete list of all registrations and applications for the registration with a Governmental Authority or Internet domain name registrar of owned Intellectual Property (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner. Each item of Registered Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s and/or its Subsidiaries’ interest therein, and (iii) not subject to any outstanding Order, ruling or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. Except as set forth on Schedule 4.19(a), all such Intellectual Property and software that is purported to be owned by the Company or its Subsidiaries (the “Owned IP”) is owned solely by the Company or its Subsidiaries, free and clear of all Liens. Schedule 4.19(a) lists all Contracts to which the Company or any of its Subsidiaries is a party, either as licensor or licensee, with respect to: (a) any Owned IP, or (b) any other Intellectual Property or software that is necessary for or used in the conduct of the business of the Company or any of its Subsidiaries as conducted by the Company and its Subsidiaries on the date hereof and as of the Closing Date, except for non-exclusive licenses to generally-available software subject to “shrink-wrap” or “click-through” software licenses and non-exclusive licenses to Intellectual Property or software providing for payments of less than $5,000 in any Fiscal Year, including without limitation Intellectual Property or software owned by an Affiliate of the Company and used by the Company or any of its Subsidiaries (collectively, the “IP Contracts”). All IP Contracts are in full force and effect, subject to the Equitable Exceptions, with no default on the part of the Company or the Company’s applicable Subsidiary that is a party thereto or, to the Knowledge of Holdings or the Company, on the part of the other parties thereto. The Company and its Subsidiaries have good and valid title to or the right to use all Intellectual Property and software necessary for the conduct of their businesses as conducted by the Company and its Subsidiaries on the date hereof and as of the Closing Date, without the payment of any royalty or similar payment. Neither the conduct of the business by the Company and its Subsidiaries, as conducted by on the date hereof and as of the Closing Date, nor their use of any Owned IP, infringes on (whether directly or indirectly), misappropriates, or otherwise violates any Intellectual Property right of any other Person. To the Knowledge of Holdings and the Company, no other Person is infringing (whether directly or indirectly), misappropriating, or otherwise materially violating any Owned IP.
(b)    The Company and each of its Subsidiaries have taken reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of their businesses and all other confidential Intellectual Property. No confidential information, trade secrets or other confidential Intellectual Property have been disclosed by the Company or any of its Subsidiaries to, or to the Knowledge of Holdings and the Company discovered by, any Person except pursuant to appropriate non-disclosure or license agreements that (a) obligate such Person to keep such material confidential information, trade secrets or other confidential Intellectual Property confidential both during and after the term of such agreement, and (b) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which neither the Company, its Subsidiaries or, to the Knowledge of Holdings and the Company, any other party thereto, is in default thereunder and no condition exists that with notice or the lapse of time or both could constitute a default thereunder. The Company and its Subsidiaries have taken reasonable steps to protect and maintain the Owned IP. Without limiting the foregoing, the Company and its Subsidiaries have and enforce policies requiring each employee, consultant and independent contractor who have created Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a proprietary rights assignment and confidentiality agreement substantially in the form provided to Emergent, and all current and former employees, consultants and independent contractors of the Company and its Subsidiaries who have created or developed Owned IP have executed such an agreement. To the Knowledge of Holdings and the Company, no employee, consultant or independent contractor of the Company or its Subsidiaries is in default or breach of any term of such agreement.
(c)    Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any software included in the Owned IP (the “Company Software”) except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or its Subsidiaries. No third party is currently in possession of such source code. No Public Software is incorporated into, forms part of, has been used in connection with the development of, or has been distributed with, in whole or in part, any Company Software in a manner which would require that such Company Software (a) be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties; (b) be subject to any restriction on the consideration to be charged for the distribution thereof; or (c) be decompiled, disassembled or otherwise reverse-engineered (except as required by applicable law). The Company and each of its Subsidiaries are in compliance with all applicable licenses with respect to any such Public Software.
Section 4.20    Labor Matters.
The Company and each of its Subsidiaries is conducting its business in compliance in all material respects with all applicable labor laws. There are no collective bargaining or other labor union agreements to which Holdings, the Company or any of its Subsidiaries is a party or by which they are otherwise bound relating to the business of the Company or its Subsidiaries. Since January 1, 2015, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the Knowledge of the Company or Holdings, threatened, employee strikes, work stoppages, slowdowns or lockouts. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Holdings or the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. There are no material complaints, charges, or claims brought or filed against the Company or any of its Subsidiaries pending, or to the Knowledge of Holdings or the Company, threatened, to be brought or filed by an employee of the Company or any of its Subsidiaries, with any Governmental Authority or Judicial Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any of its Subsidiaries.
Section 4.21    Real Property and Tangible Assets.
(a)    Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.21(a) sets forth a complete list of (i) the Leased Real Property and (ii) the leases for Leased Real Property.
(b)    The assets owned or leased by the Company and its Subsidiaries are: (i) all of the assets that are or have been used by the Company and its Subsidiaries in the conduct of their businesses since January 1, 2015; and (ii) all of the tangible assets reasonably necessary for the conduct of the businesses of the Company and its Subsidiaries, as presently conducted by the Company and its Subsidiaries (the “Company Assets”). Except as set forth on Schedule 4.21(b), the Company or its relevant Subsidiary has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in (subject to the Equitable Exceptions), all of the Company Assets, free and clear of all Liens. There has not occurred and, to the Knowledge of Holdings and the Company, there is not expected to occur any circumstance or event that would (1) cause any Company Asset to cease to be owned or leased (as applicable) by the Company or the Company’s applicable Subsidiary prior to or immediately after the Closing; or (2) interfere with the current use, occupancy or operation of any such Company Asset. The parties acknowledge that the lease for the Company’s existing offices expires on July 31, 2018, and the Company will be required to obtain new office space thereafter.
Section 4.22    Environmental Matters. The operations of the Company and its Subsidiaries have complied with, and are currently in compliance, in each case in all material respects with, all applicable Environmental Laws. None of Holdings, the Company nor any of its Subsidiaries has received any written notice of or, to the Knowledge of Holdings or the Company, been threatened or charged with, any violation respecting any: (A) Environmental Laws, (B) Remedial Actions or (C) Release or threatened Release of a Hazardous Material. No Permits are necessary for the Company and its Subsidiaries to conduct their businesses as currently conducted in compliance with applicable Environmental Laws.
Section 4.23    Privacy.
The Company and its Subsidiaries have in place privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf. The Company and its Subsidiaries are and have been (and following the consummation of the Transactions will be) in compliance in all material respects with all Information Privacy and Security Laws, agreements to which they are parties that contain, involve or deal with Personal Information, and their own rules, policies and procedures relating to privacy, data protection, and the collection and use of, Personal Information. None of the Company or any of its Subsidiaries has been notified of or is the subject of any action, suit, inquiry, investigation or proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Information Privacy and Security Law, nor, to the Knowledge of Holdings or the Company, is any such claim, inquiry, investigation or proceeding threatened. The Company and its Subsidiaries have taken all measures reasonably necessary or appropriate to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company or any of its Subsidiaries and to maintain the security of their data storage practices for Personal Information, in each case, in accordance with all applicable Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company and its Subsidiaries conduct their business. To the Knowledge of Holdings or the Company, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any of its Subsidiaries.
Section 4.24    Information Technology.
The Company and its Subsidiaries’ IT Systems: (i) constitute all information technology assets reasonably necessary to conduct the businesses of the Company and its Subsidiaries in the manner in which their businesses are currently conducted, (ii) are adequate, sufficient and satisfactory in all material respects (including with respect to working condition, capacity, data storage and transmittal capability, functionality and performance) for the current operations of the businesses of the Company and its Subsidiaries, (iii) are maintained and in good working condition, (iv) have functioned consistently and accurately in all respects for the last five years, (v) do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that significantly disrupt or adversely affect the functionality of any IT Systems or other Company Software or systems and (vi) have not suffered any material failure, security breach or unauthorized intrusion within the past five (5) years.  There are no substantial alterations, modifications or updates to the Company’s or its Subsidiaries’ IT Systems intended or required currently for the operations of their businesses as currently conducted. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has gained unauthorized access to any Company IT Systems.
Section 4.25    Related Party Transactions.
Except as set forth on Schedule 4.25, neither the Company nor any of its Subsidiaries is party to any direct or indirect business arrangement or relationship with, or has any Liabilities or obligations to, any Affiliate, stockholder, director, officer, consultant or employee of Holdings, the Company or any of their Subsidiaries. Except as set forth on Schedule 4.25, no Affiliate, stockholder, director, officer, consultant or employee of Holdings, the Company or any of their Subsidiaries personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company or its Subsidiaries. Other than obligations to pay compensation arising in the Ordinary Course of Business, there are no debts or other obligations owed by the Company or any of its Subsidiaries to any stockholder, director, officer, consultant or employee of Holdings, the Company or any of its Subsidiaries.
Section 4.26    No Additional Representations.
Except for the representations and warranties made by Holdings and the Company in this Agreement and the other Transaction Documents, neither Holdings nor the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Holdings and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Holdings nor the Company makes or has made any representation or warranty to Emergent, or any of its Affiliates or Representatives with respect to any oral or, except for the representations and warranties made by Holdings or the Company in this Agreement and the other Transaction Documents, written information presented to Emergent, or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby and none of Holdings, the Company, nor any Affiliate or Representative of either thereof shall have any liability for any representation or warranty not set forth in this Agreement or the other Transaction Documents. Notwithstanding the foregoing, this Section 4.26 shall not limit the Emergent Indemnified Parties’ remedies in the case of fraud.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business. The Company shall, and Holdings shall cause the Company to, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Emergent, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, the Company shall, and Holdings shall cause the Company to, use its commercially reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, the Company shall not and shall not permit any of its Subsidiaries to, and Holdings shall not permit the Company or any of its Subsidiaries to, without the prior written consent of Emergent (not to be unreasonably withheld, conditioned or delayed):
(a)    amend or propose to amend its Charter Documents;
(b)    (i) split, combine, or reclassify any of its securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);
(c)    issue, sell, pledge, dispose of, or encumber any securities;
(d)    except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such Benefit Plan as in effect on the date hereof, or that are made in the Ordinary Course of Business;
(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;
(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise permit to be subject to any Lien, any assets; provided, that the foregoing shall not prohibit the Company or any of its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the Ordinary Course of Business, or from entering into and consummating the Accounts Receivable Sale, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(g)    except for subordinated debt loans to the Company from its Affiliates, all of which are set forth on Schedule 5.01(g) and shall be repaid in full at or prior to the Closing, repurchase, prepay, or incur any Indebtedness or enter into a Contingent Obligation with respect to the Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables in the Ordinary Course of Business;
(h)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any lease with respect to real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Material Contract or lease with respect to Real Estate;
(i)    institute, settle, or compromise any Legal Action involving the payment of monetary damages of any amount exceeding $10,000 in the aggregate, other than the settlement of claims, Liabilities, or obligations reserved against on its balance sheet; provided, that neither the Company or any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief, has a restrictive impact on the business of, or involves an admission of guilt, wrongdoing or liability on the part of, the Company or any of its Subsidiaries;
(j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k)    (i) enter into or amend any agreement or settlement with any Tax Authority, (ii) make, revoke or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(l)    enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;
(m)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any of the Owned IP, or grant any right or license to any of Owned IP other than pursuant to non-exclusive licenses entered into in the Ordinary Course of Business;
(n)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(o)    take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Stock Purchase, or the other Transactions contemplated by this Agreement; or
(p)    agree or commit to do any of the foregoing.
Emergent shall, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or as required by applicable Laws or with the prior written consent of Holdings (not to be unreasonably withheld, conditioned or delayed), use its reasonable beat efforts to preserve substantially intact the business and business organization of Emergent and its Subsidiaries and not fundamentally change the business of Emergent and its Subsidiaries, provided that nothing in this paragraph shall prevent Emergent or any of its Subsidiaries from (x) engaging in new lines of business, (y) acquiring, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or (z) disposing of or discontinuing any business, assets, operations or Subsidiaries if the Emergent Board has determined that such disposition or discontinuance is in the best interests of Emergent and its shareholders, provided same will not prevent or unduly delay the consummation of the Transactions, and provided further that (A) (i) Emergent will give Holdings at least ten Business Days’ notice before consummating any of the transactions described in the foregoing clauses (y) or (z) and (ii) Holdings shall have the right, exercisable by delivering written notice to Emergent within five Business Days after such notice, to terminate this Agreement if it objects to such transaction (and the failure to deliver such notice during such five Business Day period shall be deemed to be a permanent and irrevocable waiver of Holdings’ right to terminate the Agreement based on such transaction) and (B) notwithstanding the foregoing, if Holdings timely exercises such right of termination, then Emergent shall have the option, in its sole discretion, exercisable by giving written notice to Holdings within five Business Days after receipt of Holdings’ termination notice, to decide not to proceed with the proposed transaction, in which case Holdings’ termination notice shall be deemed to be rescinded and of no force and effect and this Agreement shall be deemed not to have been terminated.
Section 5.02    Access to Information; Confidentiality.
(a)    From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall and shall cause its Subsidiaries to, and Holdings shall cause the Company and its Subsidiaries to, afford to Emergent and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Holdings, the Company or any Subsidiary of either thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and Holdings and Emergent shall, and shall cause each of its Subsidiaries to, furnish promptly to each other such other information concerning the business and properties of the Holdings or Emergent and its Subsidiaries as each other party may reasonably request from time to time. Neither the Holdings, the Company or its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)    Attached hereto as Schedule 5.02 (b) are the Confidentiality Agreements, dated September 19, 2017 and January 27, 2017 (the “Confidentiality Agreements”), which are incorporated into this Agreement by reference and shall continue in full force and effect until Closing. If for any reason, the Transactions are not consummated, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with their terms.
Section 5.03    Exclusive Dealing.
From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, except for the Accounts Receivable Sale, Holdings, the Company, the Company’s Subsidiaries and any of their Representatives shall not, directly or indirectly, (i) submit, negotiate, solicit, initiate, entertain or discuss any proposal or offer from any Person (other than Emergent in connection with the Transactions) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of all or any substantial part of the assets of or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of the Company or any of its Subsidiaries, or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or their businesses or (ii) furnish any information with respect to, or assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than to Emergent or Company) to do or seek to do, any of the foregoing. Holdings and the Company shall, and shall cause their Representatives to, immediately discontinue any ongoing discussions or negotiations (other than the ongoing discussions and negotiations with Emergent) relating to any transaction of a nature described in this Section 5.03, and shall notify Emergent immediately after receipt by it or any of its Representatives of any expression of interest, inquiry, proposal or offer relating to such a possible transaction that is received from any third party, or any request for in connection with any such expression of interest, inquiry, proposal or offer, or for access to information by any such third party.
Section 5.04    Notices of Certain Events. Emergent shall notify Holdings and the Company, and Holdings and the Company shall notify Emergent, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transaction; (c) any Legal Actions commenced, or to such party’s Knowledge, threatened, against Emergent or any of its Subsidiaries or Holdings or its Subsidiaries, as applicable, that are related to this Agreement, the Stock Purchase or the other Transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Closing which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of Emergent) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Holdings and the Company), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.04 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by Emergent be deemed to amend or supplement the Schedules or constitute an exception to Emergent’s representations or warranties; or (iii) disclosure by Holdings or the Company be deemed to amend or supplement the Schedules or constitute an exception to Holdings’ or the Company’s representations or warranties. This Section 5.04 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).
Section 5.05    Employees; Benefit Plans.
(a)    Emergent shall cause the Company to offer employment to all employees of the Company and its Subsidiaries (other than the individuals listed on Schedule 5.05(a)) who are employed by the Company or a Subsidiary thereof as of the Closing (the “Continuing Employees”) on such terms and conditions as shall be reasonably acceptable to Emergent and Holdings that are no less favorable in the aggregate to the terms and conditions that apply to employees of Emergent and its Subsidiaries generally.
(b)    Effective no later than the day immediately preceding the Closing Date, Holdings and the Company shall (i) take all actions necessary, if any, so that the Benefit Plans maintained by Holdings or the Company set forth on Schedule 5.05 shall no longer cover or apply to employees of the Company and its Subsidiaries as of the Closing and (ii) cause the Company and its Subsidiaries to be relieved, discharged and indemnified against all Liabilities with respect to such Benefit Plans, all in a manner satisfactory to Emergent.
(c)    This Section 5.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, shall confer upon any employee of the Company or any of its Subsidiaries, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.05. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Company, Emergent or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Company, Emergent, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Closing. The parties hereto acknowledge and agree that the terms set forth in this Section 5.05 shall not create any right in any employee of the Company, Holdings or any other Person to any continued employment with the Company, Emergent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any such Person and the Company.
Section 5.06    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.06), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions including without limitation: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Stock Purchase and to fully carry out the purposes of this Agreement. Holdings shall take all action necessary to cause the Company to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement. Each party hereto shall promptly inform the other parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the Transactions. If any party hereto receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. No party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. A party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.06(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and outside experts retained for purposes of any investigation or inquiry and shall not be disclosed by such outside counsel or outside expert to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(b)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Stock Purchase or any other Transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties shall cooperate in all respects with each other and shall use each of its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of parties, or any of their Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
Section 5.07    Transfer Restrictions.
(a)    Holdings acknowledges and understands that the Emergent Common Stock may only be disposed of in compliance with state and federal securities laws.
(b)    Holdings agrees to the imprinting or notating of a legend on or to any of the Emergent Common Stock (and any certificates or instruments representing such shares) substantially as set forth on Exhibit A hereto.
Section 5.08    Furnishing of Information. As long as Holdings beneficially or legally owns Emergent Common Stock, Emergent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Emergent after the date hereof pursuant to the Exchange Act. As long as Holdings owns the Emergent Common Stock, but only until all such shares may be sold under Rule 144(b)(i) without regard to meeting the requirements of Rule 144(c), if Emergent is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Holdings and make publicly available in accordance with Rule 144(c) such information as is required for the Holdings to sell such shares under Rule 144(b)(l). Emergent will be deemed to have furnished such reports to Holdings if Emergent has filed such reports with the SEC using EDGAR and such reports are publicly available. Emergent further covenants that it will take such further action as Holdings may reasonably request, all to the extent required from time to time to enable Holdings to sell such shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
Section 5.09    Integration. Emergent shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of Emergent Common Stock in a manner that would require the registration under the Securities Act of the sale of the Emergent Common Stock to Holdings or that would be integrated with the offer or sale of the Emergent Common Stock for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.
Section 5.10    Securities Laws Disclosure; Publicity; Confidentiality. In accordance with the requirements of the Exchange Act, Emergent shall cause a Current Report on Form 8-K relating to the sale of the Emergent Common Stock under this Agreement to be transmitted to the SEC for filing, which Form 8-K shall be reasonably acceptable to Holdings, disclose the material terms of the transactions contemplated hereby. Emergent and Holdings shall consult with each other in issuing any other press releases with respect to the Transactions and Holdings shall not issue any such press release or otherwise make any such public statement without the prior written consent of Emergent, except if such disclosure is required by applicable Law, in which case Holdings shall promptly provide Emergent with prior notice of such public statement or communication.
Section 5.11    Form D; Blue Sky Filings. Emergent agrees, at its own expense, to timely file a Form D with respect to the Emergent Common Stock as required under Regulation D. Emergent shall, on or before the Closing Date, take such action as Emergent shall reasonably determine is necessary in order to obtain an exemption for, or to qualify Emergent for the issuance of Emergent Common Stock to Holdings pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to Holdings on or prior to the Closing Date. Emergent shall at its own expense make all filings and reports relating to the offer and sale of the Emergent Common Stock required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.
Section 5.12    Certain Tax Matters.
(a)    Holdings shall, at its sole expense, prepare or cause to be prepared, and with Emergent’s cooperation, timely file all Tax Returns of the Company and any of its Subsidiaries or with respect to the Assets or the Business for all pre-Closing periods which Tax Returns have not been filed as of the Closing Date. Emergent shall have a reasonable opportunity to review and comment on all such Tax Returns relating solely to the Company and its Subsidiaries or with respect to the Assets or the Business and the Company shall make such revisions to such Tax Returns as are reasonably requested by Emergent. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. Holdings shall pay and discharge all Taxes shown to be due on such pre-Closing Tax Returns before the same shall become delinquent and before penalties accrue thereon.
(b)    Emergent shall prepare and timely file all Tax Returns of the Company and its Subsidiaries or with respect to the Assets or the Business for the Straddle Period. Emergent shall pay and discharge all Taxes shown to be due on such Tax Returns subject to Emergent’s right to indemnification under Section 8.02. No later than ten (10) business days prior to the due date of such return, Holdings shall pay to Emergent the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period less estimated Tax payments made prior to the Closing Date. Holdings shall have a reasonable opportunity to review all such Tax Returns.
(c)    Holdings shall not file, or permit any of its Subsidiaries to file, any amended Tax Return relating to the Company or any of its Subsidiaries or with respect to the Assets or the Business (or otherwise change such Tax Returns or make or change an election) with respect to taxable periods ending on or prior to the Closing Date without a written consent of Emergent, not to be unreasonably conditioned, withheld or delayed.
(d)    For purposes of this Agreement, the amount of Taxes of the Company and any of its Subsidiaries or with respect to the Assets or the Business attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.
(e)    Tax Contests. Each of Holdings and Emergent shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under Section 8.02. If a Tax Contest relates to any pre-Closing period or to any Taxes for which Holdings is liable in full hereunder, Holdings shall at its expense control the defense and settlement of such Tax Contest provided Holdings acknowledges its liability. If Holdings does not assume the defense of any such proceeding or fails to acknowledge its liability, Emergent may defend the matter in a manner it considers appropriate including settling such contest. If such Tax Contest relates to any post-Closing period, the Straddle Period, or to any Taxes for which Emergent is liable in full hereunder, Emergent shall at its own expense control the defense and settlement of such Tax Contest. Notwithstanding, the foregoing Holdings shall not agree to any settlement concerning Taxes for a pre-Closing period which may adversely impact Emergent, the Company or any of its Subsidiaries for a post-Closing period or the Tax attributes of the Company or any of its Subsidiaries without the prior written consent of Emergent. Emergent shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings) at its own expense, including through its own counsel and other professional experts.
(f)    Cooperation. Holdings and Emergent agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company or its Subsidiaries' Tax liability or any Tax relating to the Assets or the Business. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. Holdings shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in its possession relating to Tax matters with respect to the Company and any of its Subsidiaries or with respect to the Assets or the Business for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to Emergent.
(g)    Disputes. In the event that a dispute arises between Emergent and Holdings as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company or any of its Subsidiaries or with respect to the Assets or the Business, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to a nationally recognized independent accounting firm mutually chosen by Emergent and Holdings for resolution, which resolution shall be final, conclusive and binding on the parties absent manifest error. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by Emergent and Holdings. The independent accounting firm shall, as a condition precedent to its undertaking to resolve the dispute confirm in writing to the parties that it had no material relationship with the parties or their Affiliates within the preceding two years. In the event that the parties are unable to agree upon an independent accounting firm as aforesaid, the parties shall jointly submit the selection of an independent accounting firm to Grant Thornton LLP and PricewaterhouseCoopers LLP for the purposes of selecting the accounting firm. The accounting firm jointly selected by Grant Thornton LLP and PricewaterhouseCoopers LLP shall resolve this dispute by written decision. Each party shall use its commercially reasonable best efforts to furnish to the independent accounting firm such relevant work papers and other documents and information as said accounting firm may reasonably request.
(h)    Survival. This Section 5.12 shall survive until six months after the expiration of the statute of limitations with respect to the applicable Tax.
(i)    Transfer Taxes. Holdings, at its sole expense, shall be responsible for the filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar taxes in connection with this Agreement or any transaction or document contemplated thereby. Holdings shall pay and indemnify Emergent for any such taxes.
(j)    Character of Payments. To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid hereunder.
(k)    Purchase Price Allocation. The purchase price (together with any assumed liabilities) shall be allocated in accordance with Section 1060 of the Code, and set forth on a schedule to be provided to Holdings (after consultation between Holdings and Emergent) no later than sixty (60) calendar days after the Closing Date (the “Asset Allocation Statement”). Within fifteen (15) calendar days after the receipt of such Asset Allocation Statement, Holdings will propose to Emergent in writing any changes to such Asset Allocation Statement. Emergent shall consider in good faith such changes to such Asset Allocation Statement as are reasonably requested by Holdings. Subject to adjustments to the purchase price, the Asset Allocation Statement shall be used for all purposes, including preparation and filing of IRS Form 8594 or any other income Tax Returns with respect to the transactions contemplated by this Agreement and no party or any of their respective Affiliates shall report, take or assert, any position inconsistent with such Asset Allocation Statement. Emergent and Holdings shall cooperate in connection with the preparation, execution and filing with the IRS of all necessary information returns (including, but not limited to IRS Form 8594) required by Section 1060 of the Code, and the regulations thereunder. Each of Holdings and Emergent shall notify the other party to the extent a Tax Authority makes a claim with respect to such party that is inconsistent with the Asset Allocation Statement.
Section 5.13    Accounts Receivable. Not later than five business days prior to the Closing Date, Holdings and the Company shall provide to Emergent a schedule setting forth in detail reasonably satisfactory to Emergent all accounts receivable of the Company that will be in existence as of the Closing Date, all of which shall be Excluded Assets and shall at the Closing be transferred to Holdings for no additional consideration or sold, conveyed or transferred pursuant to the Accounts Receivable Sale. The parties, acting in good faith and a commercially reasonable manner, shall resolve any difference or questions regarding such Schedule within one business day prior to the Closing Date. At the Closing, to the extent such accounts receivable are transferred to Holdings, the Company and Holdings shall execute and deliver the Account Receivables Collection Agreement.
Section 5.14    Schedules. The parties acknowledge that the Company and Holdings have not provided to Emergent all of the Schedules referred to in Article IV or elsewhere in this Agreement that they are required to provide to Emergent. Within 30 days after the date of this Agreement, Holdings and the Company shall deliver to Emergent all of the Schedules referred to in Article IV or elsewhere in this Agreement that they are required to provide to Emergent. Emergent shall have ten Business Days from receipt of such Schedules to notify Holdings whether Emergent, in its sole discretion, is satisfied with such Schedules. If (a) Emergent does not receive such Schedules within such 30 day period or (b) Emergent notifies Holdings within such ten Business Day period that it is not satisfied with such Schedules, then Emergent shall have the right, exercisable by giving written notice to Holdings within five Business Days thereafter, to terminate this Agreement in Emergent’s sole discretion. If this Agreement is not terminated pursuant to this Section 5.14, the Schedules delivered by Holdings and the Company pursuant to this Section 5.14 shall be deemed to be the Schedules referred to in Article IV or elsewhere in this Agreement that Holdings and the Company are required to provide to Emergent.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.01    Conditions to Each Party’s Obligation to Effect the Stock Purchase. The respective obligations of each party to this Agreement to effect the Stock Purchase is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:
(a)    No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Stock Purchase or the other transactions contemplated by this Agreement.
(b)    All consents, approvals and other authorizations of any Governmental Authority or other Persons set forth on Schedule 6.01(b) and required to consummate the Stock Purchase and the other transactions contemplated by this Agreement, including without limitation the consent of the Wells Fargo/Union Bank group, shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on such party.
Section 6.02    Conditions to Obligations of Holdings and the Company. The obligations of Holdings and the Company to effect the Stock Purchase are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Holdings and the Company on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Emergent set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Emergent.
(b)    Emergent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing, including without limitation those set forth in Section 1.03(a).
(c)    Since the date of this Agreement, there shall not have been any Material Adverse Effect on Emergent or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Emergent.
(d)    Wells Fargo Bank, Union Bank and/or one or more other financing sources shall have executed and delivered definitive agreements pursuant to which such financing sources have committed to provide financing to Holdings and its Subsidiaries for working capital and general corporate purposes, all in a manner satisfactory to Holdings.
Section 6.03    Conditions to Obligation of Emergent. The obligation of Emergent to effect the Stock Purchase is also subject to the satisfaction or waiver by Emergent on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Holdings and the Company set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.
(b)    Holdings and the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing, including without limitation those set forth in Section 1.03(b).
(c)    Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company and its Subsidiaries or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.
(d)    One or more financing sources shall have executed and delivered definitive agreements pursuant to which such financing sources have committed to provide financing to the Company and its Subsidiaries for working capital and general corporate purposes, all in a manner satisfactory to Emergent.
(e)    The Company’s payroll account at ADP shall have been transferred from Holdings to the Company in a manner satisfactory to Emergent.
ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER
Section 7.01    Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Emergent and Holdings.
Section 7.02    Termination By Either Emergent or Holdings. In addition to Holdings’ right to terminate this Agreement in accordance with Section 5.01 and Emergent’s right to terminate this Agreement in accordance with Section 5.14, this Agreement may be terminated by either Emergent or Holdings at any time prior to the Closing:
(a)    if the Stock Purchase has not been consummated on or before May 31, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Stock Purchase to be consummated on or before the End Date; or
(b)    if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Stock Purchase or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.
Section 7.03    Termination in the Event of Breach. This Agreement may be terminated by Emergent at any time prior to the Closing if (a) Emergent is not at the time in material breach of this Agreement and (b) a breach of any representation or warranty of Holdings or the Company or failure by Holdings or the Company to perform in any material respect any covenant or agreement of Holdings or the Company set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied, and such breach or failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the fifteenth (15th) calendar day following receipt by the Holdings of written notice of such breach or failure to perform from Emergent and (B) the calendar day immediately prior to the End Date. This Agreement may be terminated by Holdings at any time prior to the Closing if (a) neither Holdings nor the Company is at the time in material breach of this Agreement and (b) a breach of any representation or warranty of Emergent or failure by Emergent to perform in any material respect any covenant or agreement of Emergent set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied, and such breach or failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the fifteenth (15th) calendar day following receipt by Emergent of written notice of such breach or failure to perform from Holdings and (B) the calendar day immediately prior to the End Date.
Section 7.04    Procedure for and Effect of Termination. A party seeking to terminate this Agreement pursuant to this Article VII shall deliver written notice of such termination to each of the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by any party, except that the provisions of Article IX shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party of any liability that arose prior to the date of termination or, with respect to those provisions that survive termination, that arises after such termination or from liability resulting from any willful breach of this Agreement. For the avoidance of doubt, (a) if Holdings terminates this Agreement in accordance with Section 5.01, Emergent will not be deemed to have breached this Agreement and (b) if Emergent terminates this Agreement in accordance with Section 5.14, neither Holdings nor the Company will be deemed to have breached this Agreement. If this Agreement is terminated as provided herein, each party shall, as requested by the applicable other party(ies), either redeliver to such other party(ies), or certify to such other party(ies) the destruction of, all documents, work papers and other material of such other party(ies) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof
Section 7.05    Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects by written agreement signed by each of the parties hereto; provided, however, that there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Emergent Common Stock without such approval.
Section 7.06    Extension; Waiver. At any time prior to the Closing, Holdings or the Company, on the one hand, or Emergent, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII
INDEMNIFICATION AND HOLDBACK
Section 8.01    Survival of Representations and Warranties. The representations and warranties of the parties contained in or made pursuant to (a) Sections 3.01, 3.02, 3.03, 3.11, 4.01, 4.02, 4.03, 4.11, 4.17 and 4.25 shall survive the Closing until the expiration of the applicable statute of limitations period (after giving effect to all waivers and extensions thereof), (b) Section 4.07 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (after giving effect to all waivers and extensions thereof) and (c) all of the other representations and warranties in this Agreement shall survive until the last day of the calendar month in which the date that is 18 months after the Closing Date occurs (such survival periods, the “Survival Periods”). For the avoidance of doubt, the parties hereby agree and acknowledge that the Survival Periods are contractual statutes of limitations and any claim brought by the Emergent Indemnified Parties or Holdings Indemnified Parties pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable Survival Period. Notwithstanding anything to the contrary in this Agreement, all covenants and agreements of the parties that by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements of the parties shall not survive this Closing and shall thereupon terminate, except that claims for indemnification, if made in accordance with the terms of this Agreement, in respect of any breach thereof shall survive indefinitely.
Section 8.02    Indemnification by Holdings. From and after the Closing Date, subject to Section 8.04, Holdings shall indemnify and hold Emergent and the Company and each of their respective officers, directors, Affiliates, shareholders, agents and employees (collectively, the “Emergent Indemnified Parties”) harmless from and against any out-of-pocket loss, Liability, Taxes, claim, charge, assessed interest, judgment, fine, penalty, damage, fee or expense (including reasonable legal, consultant, accounting and other professional fees and expenses and including any reasonable mitigation cost and any reasonable cost of determining that there has been a breach under this Agreement (provided that a breach is determined to have occurred) (collectively, “Losses”) incurred by such Emergent Indemnified Party resulting from (a) any breach of any representation and warranty of Holdings or the Company contained in this Agreement or in any other Transaction Document or in any certificate delivered pursuant to the Agreement, (b) any failure by Holdings or the Company to perform any covenant or agreement hereunder, under any other Transaction Agreement or under any agreement contemplated hereby or thereby (unless such failure is based upon a breach of Emergent’s representations, warranties or covenants under this Agreement, the Transaction Documents or any agreements contemplated hereby or violations of Laws by Emergent), (c) any Excluded Liabilities, (d) any Taxes imposed on or asserted against the properties, income or operations of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable for all taxable periods of the Company and any of its Subsidiaries or portion thereof ending on or prior to the Closing Date including the pre-Closing portion of any Straddle Period, or (e) Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) or, as a transferee or successor, by contract or otherwise. For purposes of determining the amount of Losses incurred with respect to a breach of any representation or warranty contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant to this Agreement, each such representation or warranty shall be read without reference to “materiality” or “material adverse effect” or any similar qualifier. The Emergent Indemnified Parties shall be third party beneficiaries of this Section 8.02, each of whom may enforce the provisions of this Section 8.02.
Section 8.03    Indemnification by Emergent. From and after the Closing Date, subject to Section 8.04, Emergent shall indemnify and hold the Holdings and its officers, directors, Affiliates, shareholders, agents, successors and assigns (collectively, the “Holdings Indemnified Parties”) harmless from and against all Losses incurred by any Holdings Indemnified Party resulting from (a) any breach of any representation and warranty made by Emergent in this Agreement or in any other Transaction Document or in any certificate delivered pursuant to the Agreement, or (b) any failure by Emergent to perform any covenant or agreement hereunder, under any other Transaction Agreement or under any agreement contemplated hereby or thereby (unless such failure is based upon a breach of the representations, warranties or covenants of Holdings, the Company or any Affiliate of Holdings that is party to a Transaction Document under this Agreement, the Transaction Documents or any agreements contemplated hereby or violations of Laws by Holdings, the Company or any such Affiliate). For purposes of determining the amount of Losses incurred with respect to a breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, each such representation or warranty shall be read without reference to “materiality” or “material adverse effect” or any similar qualifier. The Holdings Indemnified Parties shall be third party beneficiaries of this Section 8.03, each of whom may enforce the provisions of this Section 8.03.
Section 8.04    Limits on Indemnification. Subject to the last sentence of this Section 8.04, neither Holdings nor Emergent shall be liable for any Losses under this Article VIII unless and until the aggregate amount of all Losses incurred by the Emergent Indemnified Parties in the case of Holdings and the Holdings Indemnified Parties in the case of the Emergent exceeds $100,000 (the “Basket”); provided, however, that if the aggregate amount of Losses incurred by the Emergent Indemnified Parties or the Holdings Indemnified Parties, as the case may be, exceeds the Basket, the indemnifying party shall be liable for all such Losses from the first dollar of such Losses. Subject to the last sentence of this Section 8.04, in no event shall the liability of either Holdings, on the one hand, or Emergent, on the other hand, for any Losses under this Article VIII exceed $3,000,000 (the “Cap”) in the aggregate. Notwithstanding anything in this Section 8.04 to the contrary, neither the Basket nor the Cap shall apply to indemnification for Losses resulting from or arising out of any breach or any inaccuracy of any representation or warranty contained in Sections 3.01, 3.02, 3.03, 3.09, 4.01, 4.02, 4.03, 4.07, 4.11, 4.16 or 4.22 or to any breach of the covenants and other agreements of the parties under this Agreement or the other Transaction Documents (including without limitation Section 5.12), or matters related to Taxes, none of which shall be so limited.
Section 8.05    Indemnification Procedures.
(a)    In the event that any Legal Action is instituted or asserted during the applicable Survival Periods by a third party in respect of which indemnification shall be sought under this Article VIII the indemnified party shall promptly cause written notice (the “Third Party Notice”) of the assertion of such Legal Action to be forwarded to the indemnifying party. The Third Party Notice shall state the amount of the loss, if known and the method of computation and a reference to the relevant part of the Agreement in respect of which the right of indemnification is claimed or arises. The indemnifying party shall have the right, at its sole option and expense, by providing written notice acknowledging its obligation to indemnify the indemnified party pursuant to this Article VIII to (i) take control of the defense and investigation of such Legal Action, (ii) employ and engage attorneys of its own choice (subject to the prior written approval of the indemnified party, such approval not to be unreasonably withheld or delayed) to handle and defend the same, at the indemnifying party’s sole cost, risk and expense and (iii) compromise or settle such Legal Action, which compromise or settlement shall be made only with the prior written consent of the indemnified party; provided, that such consent shall not be required if such settlement includes an unconditional release of the indemnified party, otherwise provides solely for payment of monetary damages for which the indemnifying party shall be responsible, shall not provide for any injunctive relief against or admission of guilt, wrongdoing or liability on the part of the indemnified party, and shall not increase the Tax liability of the indemnified party for any Taxable year or other Taxable period. The indemnified party shall, at the expense of the indemnifying party, cooperate in all reasonable respects with the indemnifying parties and their attorneys in the investigation, trial and defense of such Legal Action and any appeal arising therefrom, and the indemnified party may, at its own cost, monitor and further participate in the investigation, trial and defense of such Legal Action and any appeal arising therefrom. Notwithstanding the indemnifying parties’ election to assume the defense of such Legal Action, the indemnified party shall have, upon giving prior written notice to the indemnifying parties, the right to employ one separate counsel and to participate in the defense of such Legal Action, and the indemnifying parties shall bear the reasonable fees, costs and expenses of such separate counsel for the indemnified party if, but only if, (x) based on the advice of counsel an actual or potential conflict of interest (including one or more legal defenses or counterclaims available to it or to other indemnified parties that are different from or additional to those available to the indemnifying parties) makes it inappropriate for the same counsel to represent both the indemnified party and the indemnifying parties or (y) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the indemnified party or its Affiliates. If the indemnifying party elects not to defend against such Legal Action, does not, within 60 days after receipt of the Third Party Notice (or such earlier date, if the failure to assume the defense by such earlier date would materially impair the ability of the indemnified party to defend such Legal Action), acknowledge in writing its intent to assume the defense of such Legal Action pursuant to this Article VIII, or contests its obligation to indemnify the indemnified party in connection with such Legal Action, the indemnified party may defend against such Legal Action and the indemnifying parties shall have the right to participate therein at their own cost. If the indemnified party defends any Legal Action, then it shall keep the indemnifying party regularly apprised of the status of the Legal Action and the indemnifying party shall reimburse the indemnified party for the reasonable Legal Action of one counsel engaged by the indemnified party to defend such Legal Action upon submission of periodic bills. In no event shall the indemnified party be entitled to compromise or settle any Legal Action without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed.
(b)    If a claim for Losses (a “Claim”) is to be made by any indemnified party not in connection with a Legal Action instituted by a third party, such indemnified party shall give written notice (a “Claim Notice”) to the indemnifying party reasonably promptly after such indemnified party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under this Article VIII, within the applicable Survival Period. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such Claim Notice, the Losses identified in the Claim Notice shall be conclusively deemed a liability of the indemnified party.
(c)    After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Action hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and, unless the indemnifying party disputes any such amounts, subject to Section 8.06 the indemnifying party shall promptly pay such amounts.
(d)    The failure of the indemnified party to deliver the Claim Notice or Third Party Notice shall not release pending applicable Survival Period, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.
(e)    For the avoidance of doubt, any indemnification claims relating to Tax matters will be governed by Section 5.12(e).
(f)    The parties hereby acknowledge the duty to mitigate damages under the laws of the State of New York.
(g)    With respect to each indemnification obligation under this Agreement (i) each such obligation shall be calculated on an After-Tax Basis and (ii) all Losses shall be net of any third party insurance proceeds that have been received by the Emergent Indemnified Party or Holdings Indemnified Party in connection with the facts giving rise to the right of indemnification.
Section 8.06    Holdback. At the Closing, Emergent shall hold back and reserve 2,700,000 shares of Emergent Common Stock to be issued or released from such reserve in accordance with this Section 8.06. If at any time prior to the last day of the calendar month in which the date that is 18 months after the Closing Date occurs, an Emergent Indemnified Party asserts a claim for indemnification under this Article VIII, then (a) a number of shares of Emergent Common Stock equal to the maximum amount of such claim divided by the greater of the Fair Market Value as of the date such claim is asserted and $1.13 shall not be issued to Holdings until such claim is definitively resolved as set forth in Section 8.05(c) (the “Claim Shares”) and (b) if Holdings does not pay the amount it owes with respect to such claim within 30 days after such claim is so definitively resolved, at Emergent’s option and in its sole discretion, it may release from the reserve established pursuant to this Section 8.06 and permanently cancel Holdings’ right to receive a number of shares of Emergent Common Stock equal to the amount that Holdings owes with respect to such claim divided by the greater of the Fair Market Value as of the date that Emergent exercises its rights under this clause (b) and $1.13, in which event the obligation of Holdings to pay such claim shall be satisfied. Nothing in this Agreement shall require Emergent to exercise its rights under the preceding sentence, and no failure to exercise such rights shall diminish or impair the obligations of Holdings hereunder; provided that if Holdings has paid in cash an aggregate of $250,000 in respect of indemnification obligations under this Article VIII, then Emergent shall be required to exercise its rights under the immediately preceding sentence to the extent sufficient shares of Emergent Common Stock remain in reserve under this Section 8.06. Promptly after the last day of the calendar month in which the date that is 18 months after the Closing Date occurs, Emergent shall release from the reserve and cause to be issued to Holdings any shares of Emergent Common Stock that were held back and reserved under this Section 8.06 other than shares that are at the time Claim Shares or shares that were used to satisfy Holdings’ indemnification obligations under this Article VIII. Any Claim Shares that are not used by Emergent to satisfy Holdings’ indemnification obligations shall be released and issued to Holdings promptly after the later of (i) the last day of the calendar month in which the date that is 18 months after the Closing Date and (ii) the date on which Holdings has paid in full the amount it owes with respect to the related claim for indemnification.
Section 8.07    Miscellaneous Indemnification Provisions.
(a)    EXCEPT IN THE CASE OF THIRD PARTY CLAIMS, NO PARTY WILL IN ANY EVENT BE LIABLE UNDER THIS ARTICLE VIII FOR ANY LOSS OF PROFITS OR EARNINGS, DIMINUTION IN VALUE OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES BY REASON OF A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY CONTAINED HEREIN.
(b)    The Emergent Indemnified Parties or Holdings Indemnified Parties, as the case may be, shall use commercially reasonable efforts to mitigate all Losses sustained by such Person(s).
(c)    In no event shall any indemnified party be entitled to double recovery hereunder. If any circumstance constitutes a breach of more than one representation, warranty or covenant of an indemnifying party, the indemnified party(ies) shall only be entitled to recover once in respect of such circumstance.
(d)    The right to indemnification, recovery of Losses or any other remedy shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by Emergent, Holdings or the Company, or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right to indemnification, recovery of Losses or any other remedy based on any such representation, warranty, covenant or agreement. No indemnified party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such indemnitee to be entitled to indemnification hereunder.
(e)    Notwithstanding anything to the contrary in this Article VIII, none of the limitations set forth in this Article VIII, whether time-based, based on the Basket, the Cap or otherwise, shall apply to any claim for indemnification or any Losses resulting from the willful misconduct, criminal act or fraud of a party hereto.
(f)    Notwithstanding anything to the contrary in this Agreement, following the Closing, (i) the sole and exclusive remedy of the Emergent Indemnified Parties against Holdings and its Subsidiaries and their respective officers, directors, Affiliates, shareholders, agents and employees, and of the Holdings Indemnified Parties against Emergent and its Subsidiaries and their respective officers, directors, Affiliates, shareholders, agents and employees, for any Losses resulting from, arising out of, or incurred in connection with this Agreement shall be the indemnification and other rights specifically set forth in this Article VIII and otherwise in this Agreement, (ii) no Person shall have any monetary rights or claims against Emergent, Holdings, their respective Subsidiaries and their respective officers, directors, Affiliates, shareholders, agents and employees under this Agreement, in contract, in tort or otherwise, and (iii) none of Emergent, Holdings, their respective Subsidiaries and their respective officers, directors, Affiliates, shareholders, agents and employees shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement; provided, that nothing in this Article VIII shall apply to claims under applicable law based on willful misconduct, criminal act or fraud or to either party’s rights to seek equitable remedies.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.02    Survival. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.03    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.
Section 9.04    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court, State of New York, County of New York, or any federal court sitting in the State of New York, County of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.05    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.05.
Section 9.06    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight carrier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after 5:00 p.m.; or (d) on the fifth (5th) day after the date mailed, by U.S. certified or registered mail, return receipt requested, first class postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.06):

If to Holdings, to:	SB Holdings, Inc. 1111 Bayhill Drive, Suite 450 San Bruno, CA 94066 Facsimile: 650-952-6671 Attention: Fred Concklin
with a copy (which will not constitute notice to Holdings or the Company), to:
Meyers Tersigni Feldman & Gray LLP
2975 Westchester Avenue, Suite 410
Purchase, NY 10577
Facsimile: (914)701-0322
Attention: Paul K. Feldman, Esq.
and
Meyers Tersigni Feldman & Gray LLP
14 Wall Street, 20th Floor
New York, New York 10005-2123
Facsimile: (212) 618-1705
Attention: Richard N. Gray, Esq.

If to Emergent, to:	Emergent Capital, Inc. 5355 Town Center Road Suite 701 Boca Raton, Florida 33486 Facsimile: Attention: Patrick J. Curry, Chief Executive Officer
with a copy (which will not constitute notice to Emergent) to:	Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Facsimile: (212) 808-7897 Attention: James Carr, Esq. and Merrill B. Stone, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 9.07    Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Schedules, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the other Transaction Documents, the Confidentiality Agreement or the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
Section 9.08    No Third Beneficiaries. Except as expressly provided herein (which shall be to the benefit of the parties referred to), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.09    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.10    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Any purported assignment without such consent shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.11    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 9.04, in addition to any other remedy to which they are entitled at Law or in equity.
Section 9.13    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Transmission of a signature page by facsimile or other electronic means shall be the equivalent of delivery of a manually executed original.
Section 9.14    Expenses. Except as otherwise specifically provided in this Agreement, regardless of whether the Transactions are completed, each party will pay its respective expenses, including but not limited to legal, accounting, consultants and experts, in connection with the Transactions.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMERGENT CAPITAL, INC.
By: /s/Patrick J. Curry Name: Patrick J. Curry Title: Chief Executive Officer

SB HOLDINGS, INC.
By: /s/Eric A. Schwartz Name: Eric A. Schwartz Title: Executive Vice President SHERMAN, CLAY & CO. By: /s/Eric A. Schwartz Name: Eric A. Schwartz Title: Executive Vice President

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APPENDIX A
Definitions
Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“2018 Financed Amount” means the aggregate amount financed by the Company under Contracts into which the Company enters during the period beginning the day after the Closing Date and ending on the first anniversary of the Closing Date pursuant to which the Company provides financing to a Person that is not an Affiliate of the Company.
“2018 Weighted Average Pricing” means the quotient, expressed to four decimal places, determined by Emergent in good faith and a commercially reasonable manner, of (a) the net present value of all payments to be received by the Company under Contracts into which the Company enters during the period beginning the day after the Closing Date and ending on the first anniversary of the Closing Date pursuant to which the Company provides financing to a Person that is not an Affiliate of the Company, with each payment being discounted at the interest rate implicit in the relevant Contract and determined as of the day such Contract becomes effective, divided by (b) the 2018 Financed Amount.
“Accounts Receivable Sale” means the sale, conveyance or transfer by the Company on or prior to the Closing of all or a portion of the accounts receivable of the Company that constitute Excluded Assets, provided that (a) the Company shall, and Holdings shall cause the Company to, provide to the Emergent not fewer than five Business Days’ notice before it executes and delivers any agreement to enter into, otherwise commits, undertakes or agrees to, or consummates, any such sale, conveyance or transfer.
“Accounts Receivable Collections Agreement” means the Accounts Receivable Collections Agreement dated as of the Closing Date, by and between the Company and Holdings pursuant to which the Company will perform collection services on behalf of Holdings with respect to accounts receivable of the Company that constitute Excluded Assets.
“Act” has the meaning set forth in Recitals.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, by Trust or otherwise. With respect to a natural Person, the term “Affiliate” includes such Person’s spouse, children, grandchildren, brothers, sisters or parents.
“After-Tax Basis” means, with respect to a claim for indemnification in accordance with Article VIII of this Agreement, the reduction of such claim by the net tax benefits realized by the

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relevant Emergent Indemnified Party or Holdings Indemnified Party, but only to the extent that such net tax benefits are realized as a cash refund or reduction in current Tax in the current year of the Loss relating to such claim (or the succeeding taxable year).
“Agreement” has the meaning set forth in the Preamble.
“Audited Financial Statements” has the meaning set forth in Section 3.04(b).
“Basket” has the meaning set forth in Section 8.04.
“Benefit Plan” means, with respect to a Person, any plan, Contract or arrangement (regardless of whether funded or unfunded) which is sponsored by such Person or any of its Subsidiaries, or to which such Person or any of its Subsidiaries makes contributions, which provides compensation or benefits to any employee of such Person or any of its Subsidiaries (in his or her capacity as an employee) or to which such Person or any of its Subsidiaries has any obligation with respect to any current or former employee (in such capacity).
“Benefits Liabilities” means all amounts, without duplication, that become due and payable by Holdings or the Company or any of its Subsidiaries to directors, officers or employees of Holdings or the Company or any of its Subsidiaries as a result of the execution of this Agreement and/or the other Transaction Documents or consummation of the Transactions, including change of control, severance, transaction bonus or other similar payment rights, and any obligation of Holdings or the Company or any of its Subsidiaries for the employer portion of any employment-related Taxes arising with respect to the payment of the foregoing amounts.
“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Boca Raton, Florida are authorized or required by Law or other governmental action to close.
“Cap” has the meaning set forth in Section 8.04.
“Charter Documents” means the certificate of incorporation (including certificate of designations), certificate of formation, by-laws, operating agreement or like organizational documents, each as amended, of any Person.
“Claim” has the meaning set forth in Section 8.05(b).
“Claim Notice” has the meaning set forth in Section 8.05(b).
“Claim Shares” has the meaning set forth in Section 8.05.
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the Preamble.
“Company Assets” has the meaning set forth in Section 4.21(b).
“Company Audited Financial Statement” has the meaning set forth in Section 4.04(a).
“Company Board” has the meaning set forth in the Recitals.
“Company Equity Interest” has the meaning set forth in Section 4.02(a).
“Company Financial Statement” has the meaning set forth in Section 4.04(a).
“Company Interim Financial Statement” has the meaning set forth in Section 4.04(a).
“Company Insurance Policies” has the meaning set forth in Section 4.15.
“Company Shares” had the meaning set forth in Section 1.01.
“Company Software” has the meaning set forth in Section 4.19(c).
“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Continuing Employees” has the meaning set forth in Section 5.05(a).
“Contracts” means any contracts, agreements, arrangements, understandings, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“EDGAR” has the meaning set forth in Section 3.04.
“Emergent” has the meaning set forth in the Preamble.
“Emergent Board” has the meaning set forth in the Recitals.
“Emergent Common Stock” has the meaning set forth in the Recitals.
“Emergent Equity Interest” has the meaning set forth in Section 3.02(a).
“Emergent Indemnified Party” has the meaning set forth in Section 8.02.

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“End Date” has the meaning set forth in Section 7.02(a).
“Employment Agreement” the Employment Agreement dated as of the Closing Date by and between the Company and David Parsons, in form and substance satisfactory to Emergent, the Company and David Parsons.
“Environmental Law” means any Law, Order or Contract with any Governmental Authority relating to pollution, the protection of human health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging labeling, Release of or exposure to a Hazardous Material.
“Equitable Exceptions” means, with respect to the enforceability of any obligation, that such obligation is subject to (a) applicable bankruptcy, insolvency, moratorium, receivership, assignment for the benefit of creditors or other similar state or federal Laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance or transfer Laws) and judicially developed doctrines in this area, such as equitable subordination and substantive consolidation of entities and (b) equitable principles (whether considered in a proceeding in equity or at Law).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means all employers (whether or not incorporated) that are treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” has the meaning set forth in means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means all cash, the accounts receivables of the Company as of the Closing Date, any assets relating to the Pension Plan, and the names and trademarks owned or controlled by the Company and disclosed on Schedule A-1.
“Excluded Liabilities” means all Benefit Liabilities, all Liabilities relating to the Pension Plan, all Indebtedness of the Company and all Liabilities set forth on Schedule A-2.
“Excluded Liability Agreement” means the Excluded Liability Agreement dated as of the Closing Date, by and among Emergent, the Company and Holdings pursuant to which Holdings assumes and agree to pay and perform all Excluded Liabilities.
“Fair Market Value” means, with respect to a share of Emergent Common Stock, the volume-weighted average price of a share of Emergent Common Stock for the fifteen trading days immediately preceding the date of determination as reported by Bloomberg Financial Services (as adjusted from time to time to reflect any stock dividends, stock splits, recapitalizations or similar transactions occurring after the Closing).
“FCPA” has the meaning set forth in Section 3.08(c).

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“Financial Statement” has the meaning set forth in Section 3.04(b).
“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.
“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or another nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, or any self-regulatory organization.
“Hazardous Material” means any substance, material or waste (a) that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous” or “toxic” or words of similar meaning or effect, including petroleum, petroleum products, petroleum by-products, toxic mold, asbestos, polychlorinated biphenyls and radioactive materials; or (b) for which liability can be imposed under Environmental Laws.
“Holdings” has the meaning set forth in the Recitals.
“Holdings Board” has the meaning set forth in the Recitals.
“Holdings Indemnified Party” has the meaning set forth in Section 8.03.
“Hudson Cook Report” means the study prepared in January 2018 relating to requirements for the Company to be licensed to conduct its current business in the states of the United States prepared by Hudson Cook, LLP and delivered to Emergent prior to the date of this Agreement.
“Information Privacy and Security Laws” means all applicable laws relating to privacy, data privacy, data protection, data security and anti-spam, and all applicable regulations promulgated by any governmental authority thereunder, including but not limited to, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Health Insurance Portability and Accountability Act, state data security laws, state social security number protection laws, state data breach notification laws, and laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent laws of any other jurisdiction.
“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and

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other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
“Intellectual Property” means any and all of the following as they exist in all jurisdictions throughout the world: (a) patents, (b) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, logos, corporate names and other indications of origin, together with all goodwill related to the foregoing, (c) copyrights and designs, applications for registrations of copyrights, and copyrightable works and all rights associated therewith and the underlying works of authorship, (d) all inventions, invention certificates, trade secrets, discoveries, processes, formulae, methods, schematics, drawings, blue prints, utility models, designs and design applications, technology, Know-How, software, ideas and improvements, technical data, databases, mask works, customer lists, and other proprietary or confidential information and materials, (e) computer software programs, including all source code, object code and documentation relating thereto and (f) all rights in the foregoing.
“Interim Financial Statement” has the meaning set forth in Section 3.04(b).
“IP Contracts” has the meaning set forth in Section 4.19(a).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all computers, software, hardware, firmware, middleware, servers, systems, sites, circuits, networks, source code, object code, development tools, workstations, routers, hubs, switches, interfaces, platforms, data communications lines, websites, data, and all other telecommunications and information technology assets and equipment, and all associated documentation, in each case, (1) owned by the Company or any of its Subsidiaries or (2) used or held for use by the Company or any of its Subsidiaries, including pursuant to any and all outsourced or cloud computing based arrangements.
“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Authority exercising judicial powers or functions of any kind).

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“Know-How” means trade secrets and other data, discoveries, concepts, ideas, research and development, information, formulae, formulations, inventions (whether or not the subject matter of a patent right and including inventions conceived prior to the Closing Date but not documented as of the Closing Date) and invention disclosures, compositions, designs, drawings, plans, proposals, technical data, specifications, manufacturing and production processes and techniques, databases and other proprietary and confidential information, including technical, scientific, analytical, regulatory and business knowledge and materials, customer and supplier lists and contact names, pricing and cost information, financial, business and marketing plans and proposals, techniques, operating manuals and manufacturing and quality control procedures.
“Knowledge” means: (a) with respect to Holdings, the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule A-3; and (b) with respect to Emergent, the actual knowledge of each of the individuals listed in Schedule A-4, in each case after due inquiry.
“Laws” means any federal, state, local municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority or Judicial Authority.
“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
“Legal Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Legal Requirement” means: (a) any federal, state, local, municipal, foreign, international, multinational or other Law; (b) the terms and conditions of any agreement with a Governmental Authority; (c) the terms and conditions of any Permit; or (d) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder.
“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“License Agreement” means the License Agreement dated as of the Closing Date, by and between Company, on one hand, and Holdings and/or any of its Affiliates, on the other hand, pursuant to which Holdings and such Affiliate license to the Company, on a non-exclusive basis, for a period of two years from the Closing Date the name “Sherman Clay” and other Intellectual Property listed on Schedule 4.19.

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“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“Losses” has the meaning set forth in Section 8.02.
“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole; or (b) the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which such Person and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries conduct their businesses.
“Material Contracts” has the meaning set forth in Section 4.18.
“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award assessment, arbitration award, or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.
“Ordinary Course of Business” means with respect to any Person, the conduct of their businesses in accordance with the normal day-to-day customs, practices and procedures, consistent with past practice.
“Owned IP” has the meaning set forth in Section 4.19(a).
“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.
“Pension Plan” means the benefit plans of the Company or Holdings set forth on Schedule A-5.
“Permits” means any consent, franchise, license, approval, authorization, registration, certificate, certification or permit issued or granted by any Governmental Authority.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority,

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or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company or its Subsidiaries, to identify an individual and any other information or data that, in the manner such information is possessed or controlled by the Company or its Subsidiaries, is associated with any individual (including name, address, telephone number, email address, photograph, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information) or that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws.
“Public Software” means any software that is, contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models.
“Real Estate” means the Owned Real Estate and the Leased Real Property.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.
“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Real Estate and the operations conducted thereon into compliance with Environmental Laws and environmental Permit or Order.
“Representatives” means, with respect to any Person, its directors, officers, employees, advisors, and investment bankers.
“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date by and between Emergent and Holdings.
“Registered Intellectual Property” has the meaning set forth in Section 4.19(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(b).
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by

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reference) required to be filed or furnished by Emergent with or to the SEC since January 1, 2011.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Purchase” means the issuance, sale and delivery to Holdings of Emergent Common Stock and the sale, delivery, transfer, conveyance and assignment to Emergent of the Company Shares, as contemplated by Section 1.01 of this Agreement.
“Straddle Period” has the meaning set forth in Section 5.12(d).
“Sublease” has the meaning set forth in Section 1.03(a)(x).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Subsidiary Equity Interest” has the meaning set forth in Section 4.02(b).
“Survival Period” has the meaning set forth in Section 8.01.
“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, alternative or add-on minimum, escheat or unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, (ii) a liability for amounts of the type described in clause (i) as a result Section 1.1502-6 of the Treasury Regulations, as a result of being a transferee or successor, or as a result of a contract or otherwise, or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Notice” has the meaning set forth in Section 8.05(a).
“Trading Market” means the following markets or exchanges on which the Emergent Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the

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NYSE MKT, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTCQX and the OTCQB (or any of their respective successors).
“Transactions” means each of the transactions and actions contemplated by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement, the Sublease, the License Agreement, the Registration Rights Agreement, the Employment Agreements, the Accounts Receivable Collections Agreement, the Excluded Liability Agreement and the other agreements, documents and instruments to be delivered in connection with the Transaction.
“Transfer Agent” means American Stock Transfer & Trust Company, LLC, as transfer agent for the Emergent Common Stock.
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“Weighted Pricing Differential” has the meaning set forth in Section 2.01.

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EXHIBIT A
Restrictive Legend

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY PRIOR TO THE DATE PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO (THE “RESALE RESTRICTION TERMINATION DATE”), EXCEPT (A) TO EMERGENT CAPITAL, INC. (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (B) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

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